UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TPC Group Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

TPC GROUP INC.

5151 San Felipe, Suite 800

Houston, Texas 77056

October 15, 2010

To our Stockholders:

TPC Group Inc.’s 2010 Annual Meeting of Stockholders will be held on Thursday, December 2, 2010, at 1:30 p.m. (local time), at the Omni Berkshire Place Hotel, 21 East 52nd Street at Madison Avenue, New York, New York. You are cordially invited to attend. The Notice of Annual Meeting, Proxy Statement and Proxy Card from TPC Group Inc.’s Board of Directors are enclosed.

The agenda for the Annual Meeting includes (1) the election of seven directors, and (2) ratification of the appointment of our independent registered public accountants. The Board unanimously recommends that you vote FOR election of the director nominees, and FOR ratification of the appointment of the independent registered public accountants. Please refer to the enclosed Notice of Annual Meeting and Proxy Statement for detailed information on each of the proposals to be considered at the Annual Meeting.

Your vote is important. We encourage you to sign and return your proxy card before the Annual Meeting so that your shares will be represented and voted even if you cannot attend the Annual Meeting.

Very truly yours,

Michael E. Ducey
Chairman of the Board

TPC GROUP INC.

5151 San Felipe, Suite 800

Houston, Texas 77056

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, DECEMBER 2, 2010

To the Stockholders of TPC Group Inc.:

The 2010 Annual Meeting of Stockholders of TPC Group Inc. will be held at the Omni Berkshire Place Hotel, 21 East 52nd Street at Madison Avenue, New York, New York, on Thursday, December 2, 2010, beginning at 1:30 p.m. (local time), for the following purposes:

1.	To elect seven directors to serve on our Board of Directors until our 2011 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the six-month transition period ending December 31, 2010; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The above matters are fully described in the attached Proxy Statement, which is part of this notice. We have not received notice of any other matters that may be properly presented at the annual meeting.

The close of business on October 5, 2010 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or at any adjournments thereof. A list of stockholders entitled to vote at the meeting will be available for inspection by any stockholder at the offices of the Company in Houston, Texas and at the offices of our outside counsel in New York, New York, during ordinary business hours for a period of ten (10) days prior to the meeting.

By order of the Board of Directors,

Christopher A. Artzer
Corporate Secretary

October 15, 2010

It is important that your stock be represented at the annual meeting, regardless of the number of shares you own. Whether or not you plan to attend the meeting, please complete, date, and sign the enclosed proxy card and return it in the accompanying envelope promptly. If you attend the annual meeting, you may vote in person, even if you have previously returned your proxy card. You may also vote on the Internet or by telephone, following the instructions on the proxy card. The proxy is revocable in the manner described in this Proxy Statement at any time before it is voted at the meeting.

TPC GROUP INC.

5151 San Felipe, Suite 800

Houston, Texas 77056

PROXY STATEMENT

FOR

2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, DECEMBER 2, 2010

GENERAL INFORMATION

We are furnishing you this proxy statement in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Stockholders of TPC Group Inc., sometimes referred to as the Company, TPC Group, our, us or we. The Annual Meeting will be held at the Omni Berkshire Place Hotel, 21 East 52nd Street at Madison Avenue, New York, New York, on Thursday, December 2, 2010, at 1:30 p.m. (local time). The proxy materials, including this proxy statement, proxy card or voting instructions and our 2010 annual report are being distributed and made available to stockholders on or about October 15, 2010.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Where and when is the Annual Meeting?

The Annual Meeting will be held at the Omni Berkshire Place Hotel, 21 East 52nd Street at Madison Avenue, New York, New York, on Thursday, December 2, 2010, at 1:30 p.m. (local time).

Who may vote?

You may vote if you were the record holder of TPC Group common stock as of the close of business on October 5, 2010, the record date for the Annual Meeting. Each share of TPC Group common stock is entitled to one vote at the Annual Meeting. On the record date, there were 18,255,698 shares of common stock outstanding and entitled to vote at the Annual Meeting.

May I attend the Annual Meeting?

Yes. Attendance is limited to stockholders of record as of the record date for the Annual Meeting. Admission will be on a first-come, first-served basis. You may be asked to present valid picture identification, such as a driver’s license or passport. If your stock is held in the name of a bank, broker, or other holder of record and you plan to attend the Annual Meeting, you must present proof of your ownership of Company stock, such as a current bank or brokerage account statement reflecting ownership as of the record date for the Annual Meeting, to be admitted. Cameras, recording devices, cell phones and other electronic devices will not be permitted at the Annual Meeting.

What am I voting on?

You are voting on:

•	the election of seven directors;

•	ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the six-month transition period ending December 31, 2010; and

•	any other business properly coming before the Annual Meeting.

How does the Board recommend that I vote?

The Board unanimously recommends that you vote:

•	FOR each of the nominees for director; and

•	FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the six-month transition period ending December 31, 2010.

Why should I vote?

Your vote is very important regardless of the amount of stock you hold. The Board strongly encourages you to exercise your right to vote as a stockholder of the Company.

How do I vote?

You may vote by any of the following four methods:

•

Internet. Vote on the Internet at the website for Internet voting. Simply follow the instructions on the proxy card, and you can confirm that your vote has been properly recorded. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern time) on December 1, 2010.

•

Telephone. Vote by telephone by following the instructions on the proxy card. Easy-to-follow voice prompts allow you to vote your stock and confirm that your vote has been properly recorded. Telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern time) on December 1, 2010.

•

Mail. Vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed without indicating how you want to vote, then your proxy will be voted as recommended by the Board of Directors. If mailed, your completed and signed proxy card must be received by December 1, 2010.

•	Meeting. You may attend and vote at the Annual Meeting.

The Board recommends that you vote using one of the first three methods discussed above, as it is not practical for most stockholders to attend and vote at the Annual Meeting. Using one of the first three methods discussed above to vote will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your stock is held in street name (e.g., held in the name of a bank, broker, or other holder of record), you must obtain a proxy, executed in your favor from your bank, broker or other holder of record to be able to vote at the Annual Meeting.

If I vote by telephone or Internet and received a proxy card in the mail, do I need to return my proxy card?

No, there is no need to return your proxy card if you vote by telephone or Internet.

If I vote by mail, telephone or Internet, may I still attend the Annual Meeting?

Yes, you may attend the Annual Meeting even if you vote by mail, telephone or Internet.

Can I change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before the voting polls are closed at the Annual Meeting, by the following methods:

•	voting at a later time by Internet or telephone;

•	voting in person at the Annual Meeting;

•	delivering to the Corporate Secretary of TPC Group a proxy with a later date or a written revocation of your proxy; or

•	notifying the inspector of election at the Annual Meeting prior to the vote.

If you are a street name stockholder and you vote by proxy, you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures.

How many votes must be present to hold the Annual Meeting?

Your stock is counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our Annual Meeting, holders of a majority of our common stock entitled to vote must be present in person or by proxy at the Annual Meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum. In the event that a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies.

What is a broker non-vote?

Applicable rules permit brokers to vote their customers’ stock held in street name on routine matters when the brokers have not received voting instructions from their customers. Brokers may not vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. Shares that are not voted on non-routine matters are called broker non-votes.

What routine matters will be voted on at the Annual Meeting?

Ratification of the appointment of independent registered public accountants is a routine matter to be presented at the Annual Meeting on which brokers may vote in their discretion on behalf of customers who have not provided voting instructions.

What non-routine matters will be voted on at the Annual Meeting?

The election of directors is a non-routine matter on which brokers are not allowed to vote unless they have received voting instructions from their customers. Due to recent rule changes, your broker will no longer be allowed to vote your shares on the election of directors without your specific instructions.

How many votes are needed to approve each of the proposals?

The election of each director requires a plurality of votes of the shares present in person or by proxy and entitled to vote on the election of directors at the Annual Meeting. This means that the seven individuals nominated for election to the Board as directors who receive the most FOR votes among votes properly cast in person or by proxy will be elected. Consequently, withholding authority to vote for a director nominee and broker non-votes in the election of directors will not affect the outcome of the election of directors.

Ratification of the appointment of our independent registered public accountants requires the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote. Abstentions will have the same effect as votes cast “against” the proposal.

Could other matters be decided at the Annual Meeting?

We are not aware of any matters that will be considered at the Annual Meeting other than those set forth in this proxy statement. However, if any other matters arise at the Annual Meeting, the person(s) named as your proxy will vote in accordance with their best judgment.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and we expect to disclose the final voting results in a current report on Form 8-K filed with the Securities and Exchange Commission (SEC) within four business days following the date of the Annual Meeting. You may access or obtain a copy of this and other reports free of charge on the Company’s website at www.tpcgrp.com. In addition, the Form 8-K will be, and other reports filed by the Company with the SEC are, available on the SEC’s website at www.sec.gov.

How can I view the stockholder list?

A complete list of stockholders entitled to vote at the Annual Meeting will be available for review during ordinary business hours for a period of ten days before the Annual Meeting at our offices at 5151 San Felipe, Suite 800, Houston, Texas 77056 and at the offices of Baker Botts L.L.P., located at 30 Rockefeller Plaza, New York, New York 10112.

Who pays for the proxy solicitation related to the Annual Meeting?

TPC Group pays for the proxy solicitation related to the Annual Meeting. In addition to sending you these materials or otherwise providing you access to these materials, some of our directors and officers, as well as management and non-management employees, may contact you by telephone, mail, e-mail or in person. None of our officers or employees will receive any extra compensation for soliciting you. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of TPC Group common stock.

When must stockholder proposals be submitted for the 2011 Annual Meeting?

Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders. Under Rule 14a-8, in order for your proposal to be considered for inclusion in the proxy statement and proxy card relating to our 2011 Annual Meeting, your proposal must be delivered in writing to the attention of our Corporate Secretary and must be received at our corporate offices at 5151 San Felipe, Suite 800, Houston, Texas 77056 a reasonable time before we begin to print and send our proxy materials for the 2011 Annual Meeting.

In addition, a stockholder’s proposal submitted outside the processes of Rule 14a-8 may be brought before the 2011 Annual Meeting so long as notice of the proposal is delivered in writing to the attention of our Corporate Secretary and received at our corporate offices at 5151 San Felipe, Suite 800, Houston, Texas 77056 a reasonable time before we begin to print and send our proxy materials for the 2011 Annual Meeting.

Given the six-month transition period ending December 31, 2010 associated with our change from a June 30 fiscal year end to a calendar year reporting cycle, we expect to convene our 2011 Annual Meeting in May 2011. We will consider only proposals that meet the requirements of applicable SEC rules and our Bylaws.

How can I obtain a copy of the Annual Report?

Stockholders may obtain a free copy of our Annual Report by submitting a request to our Investor Relations Department via phone at (713) 627-7474 or in writing at Investor Relations Department, TPC Group Inc., 5151 San Felipe, Suite 800, Houston, Texas 77056. Alternatively, stockholders can access our Annual Report on TPC Group’s website at www.tpcgrp.com. In addition, our Annual Report on Form 10-K and other reports filed by the Company with the SEC are available at no charge on the SEC’s website at www.sec.gov.

Will I get more than one copy of the notice of annual meeting, proxy statement and annual report if there are multiple stockholders at my address?

In some cases, only one copy of this notice of annual meeting, proxy statement and annual report is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon a written or oral request, a separate copy of the notice of annual meeting, proxy statement and annual report to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address may also submit requests for delivery of a single copy of the notice of annual meeting, proxy statement and annual report. To request separate or single delivery of these materials now or in the future, a stockholder may submit a request by telephone (713) 627-7474 or in writing to the Corporate Secretary, TPC Group Inc., 5151 San Felipe, Suite 800, Houston, Texas 77056.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Seven directors are to be elected at the Annual Meeting by the holders of common stock to each serve a term expiring at the 2011 Annual Meeting of Stockholders. Given the six-month transition period ending December 31, 2010 associated with our change from a June 30 fiscal year end to a calendar year reporting cycle beginning January 1, 2011, we expect to convene our 2011 Annual Meeting of Stockholders in May 2011.

According to our Bylaws, our directors are elected by a plurality of the shares of common stock represented in person or by proxy and entitled to vote on the election of directors. This means that the seven individuals nominated for election to the Board who receive the most FOR votes among votes properly cast in person or by proxy will be elected. Our stockholders do not have cumulative voting rights. If you withhold authority to vote with respect to the election of some or all of the director nominees, your shares will not be voted with respect to those nominees indicated, but this will not affect the outcome of the election of directors.

Unless you withhold authority to vote or instruct otherwise, a properly executed proxy will be voted FOR the election of the nominees listed below as the proxies may determine. Although the Board does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons appointed as proxies will vote for the election of such other persons that may be nominated by the Board.

The Board unanimously recommends that stockholders vote FOR the election to the Board of each of these director nominees.

Information on Director Nominees

The Board of Directors currently consists of seven directors, all of whose terms expire at the Annual Meeting. The Nominating and Governance Committee, following the process described in greater detail herein, has approved and recommended as candidates to the Board for election by the stockholders, and the Board has unanimously nominated, Michael E. Ducey, Charles W. Shaver, James A. Cacioppo, Kenneth E. Glassman, Richard B. Marchese, Jeffrey M. Nodland and Jeffrey A. Strong. Each of the nominees listed has consented to being named in this proxy statement and has agreed to serve on the Board if elected.

The names, ages, length of service as a director of TPC Group, and professional backgrounds of the nominees for election at the Annual Meeting are set forth below. Our Board has considered the experience, qualifications, attributes and skills of its membership in light of our business and structure, and concluded that each of our directors should serve on the Board. The information below includes a discussion of why our Board concluded that each nominee should serve on the Board. The Board believes that in addition to the reasons described below and in addition to our directors’ disciplinary diversity, business acumen and judgment, these directors have a reputation for honesty and integrity and adhere to high ethical standards.

Name	Position	Age as of October 1, 2010	Director Since
Michael E. Ducey	Chairman of the Board	62	2009
Charles W. Shaver	President, Chief Executive Officer and Director	51	2004
James A. Cacioppo	Director	48	2008
Kenneth E. Glassman	Director	38	2008
Richard B. Marchese	Director	68	2009
Jeffrey M. Nodland	Director	55	2009
Jeffrey A. Strong	Director	33	2009

Michael E. Ducey was President and Chief Executive Officer and a director of Compass Minerals International, Inc., a producer of salt and specialty fertilizers, from 2002 until his retirement in 2006. He previously worked for Borden Chemical, Inc., a diversified chemical company, from 1972 to 2002, where he held various management, sales, marketing, planning and commercial development positions, including serving as President and

Chief Executive Officer from 1999 to 2002 and Executive Vice President and Chief Operating Officer from 1997 to 1999. Mr. Ducey provides consulting services from time to time as an Operating Partner with Apollo Management, a position he has held since 2006. He is also a director of Verso Paper Corp., Smurfit-Stone Container Corporation, and a former director of UAP Holding Corp., the parent of United Agri Products, Inc. Mr. Ducey has a B.A. from Otterbein College and an M.B.A. from the University of Dayton.

The Nominating and Governance Committee, in reviewing and assessing Mr. Ducey’s qualifications for service and contributions to the Board, determined that his experience as the chief executive officer of several public companies, including his wealth of experience in the chemicals industry, his operations and consulting expertise, and his service on the boards of other public companies provide significant contributions to the Company’s Board of Directors.

Charles W. Shaver has served as a director and as our President and Chief Executive Officer since July 2004. Mr. Shaver has more than 30 years of experience in the chemicals industry. Mr. Shaver joined our Company from GenTek, Inc., a manufacturer of industrial components and performance chemicals, where he was Vice President and General Manager for the Performance Products segment from 2001 to 2004. Prior to GenTek, Mr. Shaver was Vice President and General Manager of the Performance Products division of Arch Chemicals, Inc., where he served from 1999 to 2001. He was President and Chief Operating Officer of MMT Environmental, Inc. from 1996 to 1998. Mr. Shaver began his career with Dow Chemical Co. in 1980, serving in various business units of the company. Mr. Shaver serves on the advisory board to the Look College of Engineering at Texas A&M University and is a member of the Board of Directors of the NPRA (National Petroleum Refiners Association) and the ACC (American Chemistry Council). He is also a past board member of the API (American Polyurethane Institute) and the CCC (Chlorine Chemistry Council). He is a graduate of Texas A&M University with a B.S. in Chemical Engineering.

The Nominating and Governance Committee, in reviewing and assessing Mr. Shaver’s qualifications for service and contributions to the Board, determined that his extensive background and experience as an executive in the chemicals industry, his leadership role in guiding the Company from its emergence from bankruptcy to an SEC reporting company listed on a national securities exchange, his experience as chief executive officer of the Company overseeing its business for the past six years, and his active involvement in industry trade groups provide significant contributions to the Company’s Board of Directors.

James A. Cacioppo is the portfolio manager of One East Capital Advisors, LP, an investment adviser, a position he has held since March 2006. From July 2002 through January 2006, Mr. Cacioppo served as President and Co-Portfolio Manager of the asset management firms, Sandell Asset Management Corp. and Castlerigg Master Investments Ltd. From January 2000 through July 2002, Mr. Cacioppo was a principal and the director of investment research at Castlerigg. Mr. Cacioppo earned a B.A. from Colgate University and an M.B.A. from Harvard Business School.

The Nominating and Governance Committee, in reviewing and assessing Mr. Cacioppo’s qualifications for service and contributions to the Board, determined that his background, training and experience as a private equity professional and portfolio manager, as well as his extensive knowledge in strategic and transactional matters and investment research, provide significant contributions to the Company’s Board of Directors.

Kenneth E. Glassman is Chief Executive Officer and Chief Investment Officer of RWN Management LLC, where he has served since January 2010. From February 2006 to September 2009, he served as Senior Managing Director of the asset management firm, Sandell Asset Management. From 1998 to January 2006, Mr. Glassman was employed by Goldman Sachs & Co., serving as Managing Director, Portfolio Manager and Co-Head of the High Yield and Distressed Investment Group since 2003. From 1994 to 1996, Mr. Glassman was a Financial Analyst in the Equity Capital Markets division of Salomon Brothers Inc. Mr. Glassman earned a B.A. in Economics from Yale University where he graduated Magna Cum Laude with Distinction in Economics and was admitted to Phi Beta Kappa. He also received an M.B.A. from The Wharton School of Business where he was a Palmer Scholar.

The Nominating and Governance Committee, in reviewing and assessing Mr. Glassman’s qualifications for service and contributions to the Board, determined that his background, training and experience as an investment professional and portfolio manager, as well as his extensive knowledge of the capital markets, provide significant contributions to the Company’s Board of Directors.

Richard B. Marchese served for fourteen years as Vice President Finance, Chief Financial Officer and Treasurer of Georgia Gulf Corporation, a manufacturer and marketer of commodity chemicals, polymers and building products, retiring at the end of 2003. Prior to 1989, he served as Controller of Georgia Gulf Corporation, the Controller of the Resins Division of Georgia Pacific Corporation and Treasurer and Controller of XCEL Corporation. Mr. Marchese is a member of the boards of directors and the audit committees of Blue Linx Holdings, Inc., Nalco Holding Company and Quality Distribution, Inc., where he also serves on the executive committee. Mr. Marchese holds a B.S. in Accounting from Fairleigh Dickinson University.

The Nominating and Governance Committee, in reviewing and assessing Mr. Marchese’s qualifications for service and contributions to the Board, determined that his experience as chief financial officer of a public company in the chemicals industry, his extensive knowledge of financial and accounting matters, his service on the boards of other public companies, and his qualifications as a financial expert for audit committee purposes provide significant contributions to the Company’s Board of Directors.

Jeffrey M. Nodland is, and since February 2008 has been, President, Chief Executive Officer and a director of KIK Custom Products, a custom manufacturer of consumer products. Prior to this role, Mr. Nodland was an independent consultant from 2006 to 2008. Mr. Nodland held several executive positions, including President of the Coatings and Inks Division, with Hexion Specialty Chemicals Inc., a producer of binder, adhesive coatings and ink resins for industrial application, from 2005 to 2006, and he was President and Chief Operating Officer of Resolution Specialty Materials from 2004 to 2005. He also served as President and Chief Operating Officer of Resolution Performance Products from 2001 to 2004, held a variety of senior positions with McWhorter Technologies from 1994 to 2001, culminating in President and CEO, and spent seventeen years in senior executive roles with The Valspar Corporation. Mr. Nodland is also a director of California Products Corporation. He has a B.A. in Business Administration from Augsburg College and an M.B.A. from the College of St. Thomas.

The Nominating and Governance Committee, in reviewing and assessing Mr. Nodland’s qualifications for service and contributions to the Board, determined that his significant managerial and executive experience, including chief executive officer roles at several companies, his knowledge of operations matters, and his insights from an entrepreneurial perspective provide significant contributions to the Company’s Board of Directors.

Jeffrey A. Strong has been a senior investment professional at QVT Financial LP since 2005, focusing primarily on global special situations. From 2001 until 2005 he was an analyst at Shenkman Capital Management, focusing on high yield bond investments across the chemical, telecom and healthcare industries. Mr. Strong currently serves as a director of Treveria plc and is a member of the Nomination Committee for Fornebu Utvikling ASA. He has an M.B.A. from the College of William & Mary, a B.S. from the University of Missouri and is a CFA® charterholder member.

The Nominating and Governance Committee, in reviewing and assessing Mr. Strong’s qualifications for service and contributions to the Board, determined that his background, training and experience as an investment professional and his expertise in global debt markets provide significant contributions to the Company’s Board of Directors.

CORPORATE GOVERNANCE

Our Board of Directors recognizes that excellence in corporate governance is essential in carrying out its responsibilities to our stakeholders, including our stockholders, employees, customers, communities, creditors and the environment. Our Bylaws, Business Conduct and Ethics Policy, Corporate Governance Guidelines, Whistleblower Policy, Related Party Transactions Policy, and Board committee charters, all as amended from time to time, can be found on our website at www.tpcgrp.com. These documents provide the framework for our corporate governance. Any of these documents will be furnished in print free of charge to any stockholder upon request. You can submit such a request to the Corporate Secretary.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics applies to all of our directors, officers and employees. The principles of this code include acting legally and ethically, notifying appropriate persons upon becoming aware of potential issues, and dealing fairly with our stockholders.

Attendance at Meetings

Directors are expected to attend regularly scheduled Board meetings and meetings of committees on which they serve, as well as the Annual Meeting of Stockholders. All of the Company’s directors attended the 2009 Annual Meeting of Stockholders. The Board meets throughout the year on a set schedule and also holds special meetings and acts by written consent from time to time as appropriate. During the fiscal year ending June 30, 2010, the Board held thirteen meetings, either in person or by telephonic conference. During the fiscal year ending June 30, 2010, each director attended at least 75% in the aggregate of:

•	the total number of meetings of the Board (held during the period for which such person has been a director); and

•	the total number of meetings held by all Board committees on which such person served (during the periods that such person served).

Board Leadership Structure

Our Board leadership structure facilitates board governance by directors who are independent of management. As discussed below under “— Affirmative Determinations Regarding Director Independence,” six of our seven directors have been determined to be “independent directors” as such term is defined in the qualification rules and listing standards of The Nasdaq Stock Market. Our independent directors meet separately in executive sessions after Board meetings and at such other times as the independent directors may choose. The independent directors may request our personnel and third-party consultants or other advisors to participate in these meetings. During fiscal 2010, the independent directors held five meetings without management. Interested parties who wish to communicate with the independent directors as a group should follow the procedures found below under “— Stockholder Communications.”

Our Board’s leadership structure consists of our Chairman of the Board, Michael E. Ducey, and our President and Chief Executive Officer, Charles W. Shaver. Currently, our Chairman of the Board is not one of our executive officers. As provided in our Corporate Governance Guidelines, the Board has no policy requiring either that the positions of the Chairman of the Board and of the Chief Executive Officer be separate or that they be occupied by the same individual. The Board believes that this matter is properly addressed as part of the succession planning process and that it is in our best interests for the Board to make a determination when it elects a new chief executive officer or at other times consideration is warranted by circumstances. Our Board believes that this structure provides flexibility to adapt to changing circumstances, enabling the Board to fulfill its oversight role and allowing the Board to review the manner in which its leadership is configured with a view toward maintaining a structure that best serves our company and its stockholders.

Role of the Board in Risk Oversight

The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of long-term organizational objectives and enhance stockholder value. The full Board participates in an annual enterprise risk management assessment, led by our senior management team, that provides visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. In this process, risk is assessed throughout the business, including operational, financial, legal, regulatory, strategic and reputational risks. A fundamental part of our risk management is not only understanding the risks our Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting our business strategy, both short- and long-term, contributes to its understanding of our risks, including what constitutes an appropriate level of risk, as well as how such risks are managed.

Although the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for particular areas of risk management. Specifically, the Audit Committee focuses on risks relating to financial reporting, internal controls and compliance with legal and regulatory requirements. The Compensation Committee focuses on risks relating to our compensation policies and programs and, in setting compensation, strives to create incentives that are aligned with our risk management profile. Also see “Compensation Discussion and Analysis — Other Important Compensation Matters — Compensation Practices Relating to Risk Management.” Our Nominating and Governance Committee focuses on risks relating to corporate governance, Board membership and structure, and actual or potential conflicts of interest. Finally, our Environmental, Health, Safety and Security Committee focuses on operational and reputational risks, as well as the strategic impact of regulatory and legislative initiatives associated with environmental, health, safety and security matters.

Committees of the Board of Directors

The Board has, and appoints the members of, four standing committees, the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Environmental, Health, Safety and Security Committee. Each of our standing committees has a written charter which, as amended from time to time, can be found on our website at www.tpcgrp.com. Mr. Shaver, our President and Chief Executive Officer, does not serve on any standing Board committee. Membership of the committees as of October 1, 2010 is set forth below:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Environmental, Health, Safety and Security Committee
Michael E. Ducey	x			x
Charles W. Shaver
James A. Cacioppo	x		x
Kenneth E. Glassman		x	x
Richard B. Marchese	xx			x
Jeffrey M. Nodland		x		xx
Jeffrey A. Strong		xx	xx

x	Member
xx	Chair

Audit Committee. The primary purpose of the Audit Committee is to provide independent and objective oversight with respect to the Company’s financial reports and other financial information provided to stockholders and others, and the Company’s audit, accounting and financial reporting processes generally. The Audit Committee regularly reports to the Board concerning such matters. The Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements and has substantial business experience that results in the individual’s financial sophistication. Accordingly, the Board believes that the directors who serve on the Audit Committee have sufficient knowledge and experience necessary to fulfill the duties and the obligations of the Audit Committee. In addition, the Board has determined that Mr. Marchese is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K of the SEC. The Audit Committee met a total of eight times during fiscal 2010.

Compensation Committee. The Compensation Committee is responsible for determining the compensation of our executive officers within the overall compensation philosophy adopted by the Board. The Compensation Committee is also responsible for administering equity-based or other long-term incentive awards to employees under the 2004 Stock Award Plan and 2009 Long-Term Incentive Plan. The Compensation Committee may delegate authority to subcommittees when appropriate. The Compensation Committee met six times during fiscal 2010.

Nominating and Governance Committee. The Nominating and Governance Committee is responsible for matters relating to the selection, qualification and compensation of the members of the Board, including identifying qualified candidates for director, recommending to the Board the director nominees for election at annual meetings of stockholders, and recommending to the Board the members of each Board committee. The Nominating and Governance Committee is also responsible for reviewing the terms of potential related party transactions in accordance with our policy addressing such matters, and for periodically assessing our Certificate of Incorporation, Bylaws, Corporate Governance Guidelines and Code of Business Conduct and Ethics. The Nominating and Governance Committee met four times during fiscal 2010.

Environmental, Health, Safety and Security Committee. The Environmental, Health, Safety and Security Committee is responsible for reviewing with management and, where appropriate, making recommendations to the Board regarding, the Company’s policies and practices concerning environmental, health, safety, security and sustainability matters. The Environmental, Health, Safety and Security Committee was constituted by the Board in February 2010 and met a total of three times during fiscal 2010.

Affirmative Determinations Regarding Director Independence

In accordance with the listing standards of The Nasdaq Stock Market LLC, the Sarbanes-Oxley Act of 2002, the Exchange Act and the rules and regulations adopted thereunder, and the Company’s Corporate Governance Guidelines, the Board must affirmatively determine the independence of each director and director nominee.

The Board has affirmatively determined that all of the individuals who served as a director during fiscal 2010 after we became subject to the SEC’s reporting requirements, including all of the nominees proposed to be elected at the Annual Meeting, with the exception of Mr. Shaver, our President and Chief Executive Officer, are (or were, as applicable) “independent directors,” as such term is defined in the qualification rules and listing standards of The Nasdaq Stock Market, and have no material relationship with TPC Group that could impair such individual’s independence. The independent directors for fiscal 2010 were, and the independent director nominees are, as follows:

James A. Cacioppo

Michael E. Ducey

Kenneth E. Glassman

Richard B. Marchese

Jeffrey M. Nodland

Jeffrey A. Strong

Sergey Vasnetsov

The Board affirmatively determined that Mr. Shaver is not independent because he is President and Chief Executive Officer of the Company. In addition, the Board specifically considered that Mr. Marchese, a director of the Company, is a director of Quality Distribution Inc., whose subsidiary is a supplier of trucking services to the Company. In fiscal 2010, the Company paid Quality Carriers or its third-party processor approximately $504,000 in connection with these services, which amount is less than 5% of the consolidated gross revenues of Quality Distribution Inc. for its fiscal year ended December 31, 2009. The Board determined that the provision of trucking services by Quality Distribution Inc. affiliates to the Company does not impact Mr. Marchese’s independence.

Director Nomination Process

General. Generally, our director nominees are approved by the Board after considering the recommendation of the Corporate Governance and Nominating Committee.

Process for Identifying and Evaluating Director Nominees. The committee identifies prospective nominees for director in various ways. Current directors that have expressed an interest and that continue to satisfy the criteria for serving on the Board are considered. Other nominees that may be proposed by current directors or members of management or by stockholders are also considered. From time to time, a professional firm may be engaged to identify and evaluate potential director nominees; however, the Board did not use a professional search firm in connection with the current director nominees. In evaluating potential nominees, the committee determines whether the candidate is eligible and qualified for service on the Board by evaluating the candidate under the selection criteria set forth below. In addition, for any new director nominee, the committee conducts a check of the individual’s background and interviews the candidate.

Stockholder Participation in the Selection of Director Nominees. The Board considers individuals identified by stockholders on the same basis as nominees identified from other sources. To recommend a potential candidate for the Board, a stockholder must submit such recommendation in writing to the Chairman of the Nominating and Governance Committee, care of the Corporate Secretary, at our principal executive offices. The recommendation should be accompanied by information enabling the committee to assess the skills, qualifications and independence of the proposed candidate.

Criteria for Director Nominees. All director nominees, whether proposed by a stockholder or otherwise, are evaluated in accordance with criteria considered by the Board when selecting individuals to be nominated for election to the Board. In selecting nominees, the Board considers the candidates’ financial, regulatory and business experience; familiarity with and participation in the industry and/or the community; independence from management; integrity, honesty and reputation; dedication to the Company and its stockholders; and any other factors the directors deem relevant, including the size of the Board. In addition, prior to nominating a current director for re-election, the Board considers and reviews such director’s Board and committee attendance and performance; length of service on the Board; and the experience, skills and contributions that such director brings to the Board. The Board recognizes that diversity of skills, experience and professional expertise is an important factor in board composition, and our Nominating and Governance Committee is responsible for assessing the composition of the Board as a whole and recommending, if necessary, measures to be taken so that our Board reflects not only the required independence, but also the balance of knowledge, skills, experience and expertise as a whole that the committee deems appropriate. Qualified candidates for election to the Board are considered without regard to race, color, religion, gender, sexual orientation, ethnicity, disability or other characteristics protected by law. Under these procedures, the Board values and seeks to increase diversity on the Board.

Policies and Procedures for Approval of Related Person Transactions

In February 2010, the Board formally adopted a policy with respect to “related person transactions” to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which:

•	the Company or any of its subsidiaries is a participant;

•	any related person has a direct or indirect interest; and

•	the amount involved or expected to be involved exceeds $50,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K.

The Nominating and Governance Committee, with assistance from our General Counsel, is responsible for reviewing and, where appropriate, approving or ratifying any related party transaction involving the Company or its subsidiaries and related persons. In determining whether to approve a related person transaction, the Nominating and Governance Committee considers (1) whether the terms of the transaction are fair to the Company and no less favorable than those obtainable under similar circumstances if a related person were not involved; (2) whether the transaction is material, considering the interest of the related person, the relationship of the related person to the transaction, the amount involved and the significance of the transaction to the Company’s investors in light of all circumstances; (3) whether the transaction would impair the independence of a non-employee director; and (4) whether the transaction would present an improper conflict of interest for a director or executive officer of the Company.

Stockholder Communications

The Company encourages stockholder communications to the Board and/or individual directors. Written communications may be made to the Board, to specific members of the Board, or to the independent directors as a group, by delivering them to the intended addressee, care of the Corporate Secretary, TPC Group Inc., 5151 San Felipe, Suite 800, Houston, Texas 77056. All such communications will be conveyed to the Board or to the applicable director(s).

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended June 30, 2010, none of our executive officers served as (1) a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on our Compensation Committee, (2) a director of another entity, one of whose executive officers served on our Compensation Committee or (3) a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as one of our directors. In addition, none of the members of our Compensation Committee (1) was an officer or employee of the Company or any of our subsidiaries in fiscal 2010, (2) was formerly an officer or employee of the Company or any of our subsidiaries, or (3) had any other relationship requiring disclosure under applicable rules.

Director Compensation

Non-employee directors receive a combination of cash and stock-based compensation designed to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board considers the significant amount of time that directors spend in fulfilling their duties to the Company and its stockholders, as well as the skill level required by the Company’s Board members. Directors who are also employees are not compensated for their service as directors.

Non-employee directors receive annual retainers for membership on the Board and for chairing a committee of the Board. In addition to retainer compensation, each non-employee director receives a fee for attendance at meetings of the Board and its committees in excess of a specified threshold number of meetings per year. In addition, non-employee directors are eligible to participate in our 2004 Stock Awards Plan and our 2009 Long-Term Incentive Plan, both of which are described under “Compensation Discussion and Analysis — Elements of Compensation for Named Executive Officers — Long-Term Incentives.”

Consistent with the foregoing, non-employee directors currently receive the following compensation:

•

an annual retainer of $100,000 for each director other than the Chairman of the Board, and $185,000 with respect only to the Chairman of the Board, of which $50,000 is paid in restricted stock granted annually on the date of the annual stockholders meeting, based on the average closing price per share for the five trading days prior to the date of the meeting, and the balance of which is paid in cash in quarterly installments;

•

an annual committee membership retainer of $5,000 for each director who serves on, but does not chair, the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Environmental, Health, Safety and Security Committee, or any special or ad hoc committee;

•

an annual retainer of $12,500 for serving as Chairman of the Audit Committee, or $7,500 for serving as Chairman of the Compensation Committee, the Nominating and Governance Committee, the Environmental, Health, Safety and Security Committee, or a special or ad hoc committee, in lieu of the annual committee membership retainer;

•	a fee of $1,500 for each Board meeting attended in excess of eight meetings from the date of the annual stockholders meeting until the date of the following annual stockholders meeting;

•

a fee of $1,500 for each Board committee meeting attended in excess of six meetings with respect only to the Audit Committee, or in excess of four meetings with respect to any other committee, from the date of the annual stockholders meeting until the date of the following annual stockholders meeting; and

•	reimbursement for reasonable out-of-pocket expenses related to attendance at each Board or committee meeting or incurred in the performance of their duties as directors.

Given the six-month transition period from June 30 to December 31, 2010 associated with our change from a June 30 fiscal year end to a calendar year reporting cycle beginning January 1, 2011, we expect to convene our 2011 Annual Meeting in May 2011, thereby warranting adjustment of several per annum components of director compensation. In addition, the Board assigned incremental duties to the Chairman of the Audit Committee with regard to financial matters, the Company’s capital structure and transition period items. Therefore, based upon the recommendation of the Nominating and Governance Committee, the Board adjusted director compensation with respect to the six-month transition period as follows:

•

Restricted stock to be granted at the December 2010 annual stockholders meeting will cover one-half of the previously specified annual restricted stock grant, as the term of the directors to be elected at the 2010 Annual Meeting will be for a transition term of approximately six months, rather than the typical twelve-month term;

•

Board or committee meeting fees will be payable for meetings in excess of one-half of the previously specified annual threshold number of meetings from the 2010 annual stockholders meeting until the date of the 2011 annual stockholders meeting; and

•	An incremental retainer of $10,000 per calendar quarter will be paid for serving as Chairman of the Audit Committee during the six-month transition period.

The Board believes that the Company’s total director compensation package is competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of the Company’s non-employee directors.

Director Compensation Table

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on our Board in fiscal 2010.

Name	Fees Earned or Paid in Cash [1]	Stock Awards[2]	Option Awards [3]	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen- sation	Total
James A. Cacioppo	$56,260	$58,618	$—	$—	$—	$—	$114,878
Michael E. Ducey	$108,750	$58,618	$—	$—	$—	$—	$167,368
Kenneth E. Glassman	$62,750	$58,618	$—	$—	$—	$—	$121,368
Richard B. Marchese	$50,625	$58,618	$—	$—	$—	$—	$109,243
Jeffrey M. Nodland	$48,375	$58,618	$—	$—	$—	$—	$106,993
C. Kent Potter	$15,417	$—	$—	$—	$—	$—	$15,417
John J. Robbins	$33,125	$—	$—	$—	$—	$—	$33,125
Jeffrey A. Strong	$69,000	$58,618	$—	$—	$—	$—	$127,618
Tyrone K. Thayer	$32,500	$—	$—	$—	$—	$—	$32,500
Sergey Vasnetsov	$57,500	$58,618	$—	$—	$—	$—	$116,118

Notes to Director Compensation Table:

[1]	Fees earned or paid in cash consist of annual retainer fees, committee and chairmanship retainer fees, and meeting fees. Amounts reflect fees earned for the full 12 months ended June 30, 2010, with the exception of Mr. Potter, who resigned as a director on September 8, 2009; Messrs. Ducey (Chairman of the Board), Marchese and Nodland, who were elected as directors effective September 25, 2009; and Messrs. Robbins and Thayer, who retired as directors on December 4, 2009.
[2]	The amounts shown under “Stock Awards” reflect the aggregate grant date fair value for restricted stock granted during fiscal 2010, calculated in accordance with FASB ASC Topic 718. The value ultimately realized by the director upon the actual vesting of the award(s) may or may not be equal to this determined value. For a discussion of valuation assumptions, see Note L of the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended June 30, 2010. As of June 30, 2010, the individuals identified in the table above held outstanding and unvested restricted stock awards as follows: Mr. Cacioppo – 7,764 shares; Mr. Ducey – 7,764 shares; Mr. Glassman – 7,764 shares; Mr. Marchese – 7,764 shares; Mr. Nodland – 7,764 shares; Mr. Potter – 0 shares; Mr. Robbins – 0 shares; Mr. Strong – 7,764 shares; Mr. Thayer – 0 shares; and Mr. Vasnetsov – 7,764 shares.
[3]	No stock option awards were made as compensation for director services in fiscal 2010 or are contemplated under our current compensation structure. As of June 30, 2010, the individuals identified in the table above held outstanding stock options as follows: Mr. Cacioppo – options covering 5,066 shares, all of which were vested; Mr. Ducey – 0 options; Mr. Glassman – 0 options; Mr. Marchese – 0 options; Mr. Nodland – 0 options; Mr. Potter – 0 options; Mr. Robbins – options covering 38,211 shares, all of which were vested; Mr. Strong – 0 options; Mr. Thayer – options covering 33,211 shares, all of which were vested; and Mr. Vasnetsov – options covering 5,066 shares, all of which were vested.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY

MANAGEMENT OF THE COMPANY AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 1, 2010 (except as otherwise noted below), by: (i) each person known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of our common stock; (ii) each of our directors and director nominees, (iii) each of our named executive officers; and (iv) all directors and executive officers as a group. Based on information furnished by such stockholders, we believe that each person has sole voting and dispositive power over the shares indicated as owned by such person unless otherwise indicated. Restricted stock is included in the table below, although transferability of such shares may be restricted. The address of each director and officer is the same as the address for our executive offices.

Name	Number of Shares Beneficially Owned		Percentage Beneficially Owned[1]
5% Stockholders:
QVT Fund LP 1177 Avenue of the Americas 9th Floor New York, NY 10036	2,792,745	[2]	15.3%
Castlerigg Master Investments, Ltd C/O Sandell Asset Management Corp. 40 West 57th Street, 26th Floor New York, NY 10019-4001	1,962,428	[3]	10.7%
Apollo Capital Management LP. One Manhattanville Road, Suite 201 Purchase, New York 10577	1,573,078	[4]	8.6%
Ramius LLC. 599 Lexington Avenue, 20th Floor New York, NY 10022	1,476,405	[5]	8.1%
State Street Global Advisors Ltd c/o State Street Corporation One Lincoln Street Boston, Massachusetts 02111	1,381,969	[6]	7.6%
Redwood Capital Management 910 Sylvan Avenue Englewood Cliffs, NJ 07632	1,291,310	[7]	7.1%
One East Partners Master, LP 1 East 57th Street, 10th Floor New York, NY 10022	1,289,002	[8]	7.1%
Directors and Executive Officers:
Charles W. Shaver	502,282	[9]	2.8%
James A. Cacioppo	1,404,698	[10]	7.7%
Michael E. Ducey	81,916		*
Kenneth E. Glassman	7,764		*
Richard B. Marchese	7,764		*
Jeffrey M. Nodland	14,389		*
Jeffrey A. Strong	7,764		*
Ruth I. Dreessen	97,863	[11]	*
Miguel A. Desdin	—		—
Russell T. Crockett Jr.	10,000		*
Luis E. Batiz	20,000		*
Micheal Bloesch	34,244	[12]	*
Directors and executive officers as a Group (15 persons)	2,262,378	[13]	12.4%

*	Indicates beneficial ownership not exceeding 1.0%.

Notes to Beneficial Ownership Table:

[1]	The percentage beneficially owned is calculated based on 18,255,698 shares of our common stock issued and outstanding as of October 1, 2010. In addition, if a person has the right to acquire beneficial ownership of shares by exercise of outstanding options within 60 days following September 15, 2010, those shares are deemed beneficially owned by that person as of that date and are deemed to be outstanding solely for the purpose of determining the percentage of common stock that he or she owns. Those shares are not included in the computations for any other person.
[2]	QVT Fund LP: Based on information set forth in a Statement of Changes in Beneficial Ownership of Securities on Form 4 filed April 8, 2010 by QVT Associates GP LLC (the “GP”) and QVT Fund LP (the “Fund”). The Fund directly beneficially owns 2,557,817 shares and Quintessence Fund L.P. (“Quintessence”) directly beneficially owns 234,928 shares. The GP, as general partner of the Fund and Quintessence, may be deemed to beneficially own the shares directly owned by the Fund and Quintessence. Accordingly, the GP may be deemed to be the indirect beneficial owner of 2,792,745 shares. Each of the GP and the Fund disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein.
[3]	Castlerigg Master Investments, Ltd: Based on information set forth in a Schedule 13G (Amendment No. 1) filed September 24, 2010, by Castlerigg Master Investments Ltd. (“CMI”), Sandell Asset Management Corp. (“SAMC”), Castlerigg International Limited (“Castlerigg International”), Castlerigg International Holdings Limited (“Castlerigg Holdings”), Castlerigg Offshore Holdings Ltd. (“Castlerigg Offshore”) and Thomas E. Sandell, as updated by a Statement of Changes in Beneficial Ownership on Form 4 filed September 29, 2010 by SAMC and CMI. CMI, a British Virgin Islands company, directly owns the securities reported, and SAMC, a Cayman Islands exempted company, beneficially owns the securities reported through CMI.

SAMC is the investment manager of CMI. Mr. Sandell is the controlling person of SAMC and may be deemed to share beneficial ownership of the shares beneficially owned by CMI and SAMC. Castlerigg International, a British Virgin Islands company, is the controlling shareholder of Castlerigg Holdings. Castlerigg Holdings, a British Virgin Islands company, is the controlling shareholder of Castlerigg Offshore. Castlerigg Offshore, a Cayman Islands exempted company, is the controlling shareholder of CMI.

Each of CMI, Castlerigg International, Castlerigg Holdings, Castlerigg Offshore, SAMC and Mr. Sandell has shared voting and dispositive power with respect to shares held by CMI. Each of Castlerigg Holdings, Castlerigg Offshore and Castlerigg International may be deemed to share beneficial ownership of the shares beneficially owned by CMI. Each of SAMC, Mr. Sandell, Castlerigg Holdings, Castlerigg Offshore, Castlerigg International and CMI disclaims beneficial ownership of the securities reported except to the extent of its or his respective pecuniary interest therein.

[4]	Apollo Capital Management LP: Based on information set forth in a Schedule 13G filed February 16, 2010 by (i) Apollo Value Investment Master Fund, L.P. (“Value Master Fund”), (ii) Apollo Value Advisors, L.P. (“Value Advisors”), (iii) Apollo Value Capital Management, LLC (“Value Capital Management”), (iv) Apollo Value Management, L.P. (“Value Management”), (v) Apollo Value Management GP, LLC (“Value Management GP”), (vi) Apollo Strategic Value Master Fund, L.P. (“SVF Master Fund”), (vii) Apollo SVF Advisors, L.P. (“SVF Advisors”), (viii) Apollo SVF Capital Management, LLC (“SVF Capital Management”), (ix) Apollo SVF Management, L.P. (“SVF Management”), (x) Apollo SVF Management GP, LLC (“SVF Management GP”), (xi) Lyxor/Apollo Distressed Fund Limited (“Lyxor Fund”), (xii) Apollo Special Opportunities Managed Account, L.P. (“SOMA Fund”), (xiii) Apollo SOMA Advisors, L.P. (“SOMA Advisors”), (xiv) Apollo SOMA Capital Management, LLC (“SOMA Capital Management”), (xv) Apollo Principal Holdings II GP, LLC (“Principal GP”), (xvi) Apollo Principal Holdings II, L.P. (“Principal II”), (xvii) Apollo Capital Management, L.P. (“Capital Management”), (xviii) Apollo Capital Management GP, LLC (“Capital Management GP”), (xix) Apollo Management Holdings, L.P. (“Holdings”), and (xx) Apollo Management Holdings GP, LLC (“Holdings GP”), with respect to an aggregate of 1,125,958 shares, as updated by a Form 13F dated as of June 30, 2010, filed August 12, 2010, by Apollo Management Holdings LP on behalf of Apollo Capital Management LP and Apollo Management LP with respect to an aggregate of 1,573,078 shares.

As reported in the above-referenced Schedule 13G, Value Master Fund holds 243,657 shares; SVF Master Fund holds 197,267 shares; Lyxor Fund holds 116,536 shares; and SOMA Fund holds 491,931 shares. Value Advisors serves as the managing general partner of Value Master Fund, Value Management serves as the manager of Value Master Fund, SVF Advisors serves as the managing general partner of SVF Master Fund, and SVF Management serves as the manager of SVF Master Fund and SOMA Fund, and the trading advisor of Lyxor Fund. SOMA Advisors serves as the general partner of SOMA Fund. Value Capital Management serves as the general partner of Value Advisors, Value Management GP serves as the general partner of

Value Management, SVF Capital Management serves as the general partner of SVF Advisors, SVF Management GP serves as the general partner of SVF Management, and SOMA Capital Management serves as the general partner of SOMA Advisors. Principal II serves as the sole member and manager of Value Capital Management, SVF Capital Management and SOMA Capital Management, and Principal GP serves as the general partner of Principal II. Capital Management serves as the sole member and manager of Value Management GP and SVF Management GP, and Capital Management GP serves as the general partner of Capital Management. Holdings is the sole member-manager of Capital Management GP, and Holdings GP is the general partner of Holdings. Value Master Fund, Value Advisors, Value Management, SVF Master Fund, SVF Advisors, Lyxor Fund, SOMA Fund, SOMA Advisors, Value Capital Management, Value Management GP, SVF Capital Management, SVF Management, SVF Management GP, SOMA Capital Management, Principal II, Principal GP, Capital Management, Capital Management GP, Holdings and Holdings GP are collectively referred to herein as the “Reporting Persons.”

As reported in the above-referenced Schedule 13G, the Reporting Persons have shared voting and dispositive power, resulting in beneficial ownership, as follows:

Value Master Fund	243,657 shares
Value Advisors	243,657 shares
Value Management	243,657 shares
Value Capital Management	243,657 shares
Value Management GP	243,657 shares
SVF Master Fund	197,267 shares
SVF Advisors	197,267 shares
SVF Capital Management	197,267 shares
Lyxor Fund	116,536 shares
SOMA Fund	491,931 shares
SOMA Advisors	491,931 shares
SOMA Capital Management	491,931 shares
SVF Management	882,301 shares
SVF Management GP	882,301 shares
Capital Management	1,125,958 shares
Capital Management GP	1,125,958 shares
Holdings	1,125,958 shares
Holdings GP	1,125,958 shares
Principal II	932,855 shares
Principal GP	932,855 shares

As set forth in the above-referenced Schedule 13G, the number of shares reported as beneficially owned by SVF Management includes 76,567 shares of the common stock held by Permal Apollo Value Investment Fund Ltd. (“Permal Fund”), which entered into an Investment Advisory Agreement with SVF Management in December 2009, whereby SVF Management is given the authority to make investment decisions on behalf of, and vote securities held by, Permal Fund. The shares held by Permal Fund are therefore included in the shares shown above as beneficially owned by SVF Management, SVF Management GP, Capital Management, Capital Management GP, Holdings and Holdings GP.

Value Advisors, Value Management, SVF Advisors, SVF Management, SOMA Advisors, SOMA Capital Management, Value Capital Management, Value Management GP, SVF Management GP, SVF Capital Management, Capital Management, Capital Management GP, Holdings, Holdings GP, Principal II, Principal GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the principal executive officers and managers of Holdings GP, Capital Management GP and Principal GP, disclaim beneficial ownership of all shares in excess of their pecuniary interests, if any.

[5]	Ramius LLC: Based on information set forth in a Schedule 13D/A (Amendment No. 1) and a Statement of Changes of Beneficial Ownership on Form 4 each filed April 8, 2010 by Ramius Credit Opportunities Master Fund Ltd, Ramius Enterprise Master Fund Ltd, RCG PB, Ltd, Ramius Advisors LLC, Ramius LLC, Cowen Group Inc., RCG Holdings LLC, C4S & Co. LLC, Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss.

Includes 1,451,405 shares held directly by Ramius Credit Opportunities Master Fund Ltd and 25,000 shares held by Ramius Enterprise Master Fund Ltd. Each other reporting person disclaims beneficial ownership of the shares reported except to the extent of its pecuniary interest in such shares. Ramius Credit Opportunities Master Fund Ltd has sole voting and dispositive power over 1,451,405 shares. Ramius Enterprise Master Fund Ltd has sole voting and dispositive power over 25,000 shares. RCG PB, Ltd has no voting or dispositive power over the shares reported. Each of Ramius Advisors LLC, Ramius LLC, Cowen Group Inc., RCG Holdings LLC and C4S & Co. LLC has sole voting and dispositive power over 1,476,405 shares. Each of Messrs. Cohen, Stark, Solomon and Strauss has shared voting and dispositive power over 1,476,405 shares. Ramius Advisors LLC is the investment advisor of each of Ramius Enterprise Master Fund Ltd and Ramius Credit Opportunities Master Fund Ltd. Ramius LLC is the sole member of Ramius Advisors LLC. Cowen is the sole member of Ramius LLC. RCG Holdings LLC is a significant shareholder of Cowen Group Inc. C4S & Co. LLC is the managing member of RCG Holdings LLC. Messrs. Cohen, Stark, Solomon and Strauss are the sole managing members of C4S &Co. LLC.

On September 15, 2008, 1,451,405 shares of Common Stock reported as beneficially owned by Ramius Credit Opportunities Master Fund Ltd and 25,000 shares reported as beneficially owned by Ramius Enterprise Master Fund Ltd (collectively, the “Frozen Shares”) were frozen in Ramius Credit Opportunities Master Fund Ltd’s and Ramius Enterprise Master Fund Ltd’s prime brokerage accounts, respectively, as a result of the administration of Lehman Brothers International (Europe) (“LBIE”), which, through certain of its affiliates, was a prime broker for each of Ramius Credit Opportunities Master Fund Ltd and Ramius Enterprise Master Fund Ltd. The current status of the Frozen Shares under LBIE’s administration proceedings has not been determined. Ramius Credit Opportunities Master Fund Ltd and Ramius Enterprise Master Fund Ltd claim beneficial ownership over the Frozen Shares until such time as a final determination concerning the Frozen Shares is made.

[6]	State Street Global Advisors Ltd: Based on information set forth in a Form 13F dated as of June 30, 2010, filed August 16, 2010 by State Street Corporation.
[7]	Redwood Capital Management: Based on information set forth in a Schedule 13G filed March 23, 2010 by Redwood Capital Management LLC, Redwood Master Fund Ltd. and Jonathan Kolatch covering 972,919 shares, as updated by a Form 13F dated as of June 30, 2010, filed August 16, 2010, by Redwood Capital Management LLC reflecting holdings of 1,291,310 shares. Each of Redwood Capital Management LLC, Redwood Master Fund Ltd. and Jonathan Kolatch has shared voting and dispositive power over 972,919 shares. Each of Redwood Capital Management LLC and Mr. Kolatch disclaims beneficial ownership in the shares reported except to the extent of its pecuniary interest therein.
[8]	One East Partners Master, LP: Represents information received from such stockholder on August 9, 2010.
[9]	Charles W. Shaver: Includes 7,284 shares that may be acquired pursuant to outstanding stock options which are currently vested or may vest within 60 days following October 1, 2010.
[10]	James A. Cacioppo: Includes 5,066 shares that may be acquired pursuant to outstanding stock options which are currently vested or may vest within 60 days following October 1, 2010. Also includes 1,289,002 shares of Common Stock held by One East Partners Master, LP (the “Partners Fund”). Mr. Cacioppo is a managing member of the general partner of the Partners Fund and as such may be deemed to be a beneficial owner of Partners Fund’s shares. Mr. Cacioppo has disclaimed beneficial ownership of the Partners Fund’s shares to the extent he does not have a pecuniary interest in such shares.
[11]	Ruth I. Dreessen: Based on information set forth in a Statement of Changes in Beneficial Ownership on Form 4 filed June 1, 2010 by Ms. Dreessen.
[12]	Micheal Bloesch: Includes 8,125 shares that may be acquired pursuant to outstanding stock options which are currently vested or may vest within 60 days following October 1, 2010.
[13]	Directors and Executive Officers as a Group: Includes 37,634 shares that may be acquired pursuant to outstanding stock options which are currently vested or may vest within 60 days following October 1, 2010.

EXECUTIVE OFFICERS

The following table sets forth the name and positions of our executive officers, together with their ages as of October 1, 2010 and period of service with us.

Name	Position	Age	Executive Since
Charles W. Shaver	President, Chief Executive Officer and Director	51	2004
Miguel A. Desdin	Senior Vice President and Chief Financial Officer	45	2010
Russell T. Crockett Jr.	Senior Vice President - Commercial	46	2008
Luis E. Batiz	Senior Vice President - Operations	56	2007
Micheal Bloesch	Vice President – Strategic Planning and Isobutylene/ Propylene Derivatives Business Manager	40	2009
Christopher A. Artzer	Vice President, General Counsel and Secretary	39	2004
Shelly S. Heuser	Vice President - Supply Chain	43	2010
Paula S. Sharp	Vice President - Human Resources	57	2007

Charles W. Shaver has served as a director and as our President and Chief Executive Officer since July 2004. Mr. Shaver has more than 30 years of experience in the chemicals industry. Mr. Shaver joined our Company from GenTek, Inc., a manufacturer of industrial components and performance chemicals, where he was Vice President and General Manager for the Performance Products segment from 2001 to 2004. Prior to GenTek, Mr. Shaver was Vice President and General Manager of the Performance Products division of Arch Chemicals, Inc., where he served from 1999 to 2001. He was President and Chief Operating Officer of MMT Environmental, Inc. from 1996 to 1998. Mr. Shaver began his career with Dow Chemical Co. in 1980, serving in various business units of the company. Mr. Shaver serves on the advisory board to the Look College of Engineering at Texas A&M University and is a member of the Board of Directors of the NPRA (National Petroleum Refiners Association) and the ACC (American Chemistry Council). He is also a past board member of the API (American Polyurethane Institute) and the CCC (Chlorine Chemistry Council). He is a graduate of Texas A&M University with a B.S. in Chemical Engineering.

Miguel A. Desdin was named Senior Vice President and Chief Financial Officer of the Company in June 2010. Prior to joining the Company, Mr. Desdin served as Senior Vice President and Chief Financial Officer of Furmanite Corporation from April 2009 to December 2009. He also held senior leadership roles with Celanese Corporation, serving as Vice President and Controller from July 2007 to April 2009 and as Vice President, Financial Planning and Analysis from September 2005 to June 2007. Previously, Mr. Desdin was employed by Great Lakes Chemical Corporation, serving as Vice President and Treasurer from January 2004 to August 2005 and as Vice President of Finance, Performance Chemicals from September 2001 to December 2003. Mr. Desdin’s prior experience includes strategic planning and all finance-related functions, including accounting, treasury, financial planning and analysis, investor relations and SEC reporting. He holds an M.B.A. in Finance from the University of Pennsylvania, Wharton School, and a B.S. in Industrial and Systems Engineering from the University of Florida.

Russell T. Crockett Jr. was appointed Senior Vice President, Commercial in September 2008. From April 2001 to January 2008, Mr. Crockett served as Vice President, Chemical Sales Americas for LyondellBasell Industries. He has also served as Vice President Responsible Care and Engineering, Hydrocarbons Plant Manager - Channelview, Business Director, Aromatics & Fuels and Treasury Management support for Lyondell Chemical Company from January 1996 to April 2001. After beginning his career with EI Dupont de Nemours & Co., Mr. Crockett served in successive business and operations assignments with experience including market management, sales, and plant engineering. Mr. Crockett holds an M.B.A. from University of Michigan and a B.S. in Chemical Engineering from Carnegie-Mellon University.

Luis E. Batiz was appointed as Senior Vice President of Operations in March 2007. Mr. Batiz previously served as Vice President Production, Shell Oil Products, from 2004 to 2007, where he was responsible for plant manufacturing for Shell’s Deer Park refinery, and as President of Best Business Solutions, a business brokerage firm, from 2003 to 2004. Mr. Batiz holds a B.S. in Chemical Engineering from University of Puerto Rico and a M.S. in Nuclear Engineering from Georgia Institute of Technology.

Micheal Bloesch was appointed Vice President – Strategic Planning and Isobutylene/Propylene Derivatives Business Manager in March 2009. With more than 18 years of industry experience, he leads the Strategic Planning Group and is responsible for business development and business analysis for the Company, along with commercial responsibility for the Company’s isobutylene and recently developed propylene derivatives businesses. Prior to his current role, Mr. Bloesch served as Vice President – Supply Chain for the Company and also led the business operations due diligence process for the Company’s acquisition of our Port Neches operations site, along with its subsequent integration and synergy achievement. His experience includes roles in engineering, planning, business analysis, supply chain, procurement, business development and acquisitions. Mr. Bloesch holds a B.S. in Chemical Engineering from Mississippi State University, and an M.B.A. with concentration in Finance from the University of Houston.

Christopher A. Artzer was appointed as Vice President, General Counsel & Secretary in December 2004. Prior to joining the Company, Mr. Artzer was counsel at the law firm of Akin Gump Strauss Hauer and Feld LLP in Houston, Texas. Mr. Artzer received a B.A. in Government from Dartmouth College and a J.D. from the University of Texas Law School.

Shelly S. Heuser was named Vice President - Supply Chain in May 2010. Prior to joining the Company, Ms. Heuser was employed in various roles with Lyondell-Equistar Chemicals LP and LyondellBasell Industries since 1990, serving as Vice President, Americas Engineering from March 2010 to May 2010, Divisional Vice President and General Manager - Manufacturing from June 2009 to February 2010, Divisional Vice President - Chemicals Manufacturing from April 2008 to May 2009, Manager / Director - Operational Excellence Standards and Audits from January 2007 to March 2008, and Matagorda Polymers Plant Manager from November 2003 to December 2006. Ms. Heuser was accountable for managing eight sites across North America with over 1,200 employees; driving improvements in health, safety and environmental matters, reliability, cost and quality; and providing manufacturing support services such as strategic planning and reporting, facilities and contract management, manufacturing training, and engineering development. Ms. Heuser holds a B.S. in Chemical Engineering from the University of Oklahoma, and an M.B.A. from University of Houston-Clear Lake.

Paula S. Sharp was appointed as Vice President of Human Resources in January 2007. Prior to joining our Company, Ms. Sharp served as Human Resources Director with BP America from 2000 to January 2007, where she was responsible for business unit human resources. Ms. Sharp received a B.B.A. from Lamar University and an M.B.A. from DePaul University. She is also an instructor in Rice University’s Susanne M. Glasscock School of Continuing Studies in the Human Resources Professional Development program.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding our named executive officers’ performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be considered as statements of our expectations or estimates of results or other guidance; to that end, these targets and goals will not be subject to updating. We caution investors not to apply these statements to other contexts.

Executive Summary

The most significant Compensation Committee decisions made during fiscal 2010 included the following:

•	evaluating the compensation of our executive officers;

•	establishing targets under our senior management incentive plan for fiscal 2010;

•	granting equity awards under the 2009 Long-Term Incentive Plan previously approved by our stockholders; and

•	hiring of, and negotiation of an employment agreement with, our Senior Vice President and Chief Financial Officer and our Vice President - Supply Chain.

Overview

The following Compensation Discussion and Analysis describes the material elements of compensation for the executive officers identified in the Summary Compensation Table below (our “named executive officers”). The Compensation Committee of our Board of Directors maintains responsibility for overseeing the development of an executive compensation philosophy, strategy and framework that remains consistent with our business objectives and the interests of our stockholders.

Compensation Philosophy and Overall Objectives

Our executive compensation policy strives to ensure that executive compensation links directly to continuous improvements in corporate performance and to increases in stockholder value while at the same time motivating and retaining key employees. The Compensation Committee established the following objectives as guidelines for compensation decisions:

•	Our executive compensation programs should be integrated with our annual and long-term business objectives so that executives remain focused on the fulfillment of these objectives.

•

Our executive compensation packages must include a significant variable component that directly links compensation with our overall performance, in order to align executive compensation with the interests of stockholders.

•	We must provide a competitive total compensation package that enables us to attract and retain key executives.

Role of Compensation Consultants

The Compensation Committee regularly reviews our compensation programs to ensure that base salary levels and incentive opportunities remain competitive and reflect performance. In evaluating compensation levels for each named executive officer, the Compensation Committee reviews compensation surveys reflecting current market data.

In July 2009, the Compensation Committee retained Towers, Perrin, Forster & Crosby, Inc., now known as Towers Watson & Co., independent compensation consultants, to compare the compensation levels and compensation elements of key employees, including our named executive officers, to that of employees and executives holding similar positions with companies included in a compilation of broad industry surveys prepared by Towers Watson and others, filtered for relevance by industry and company revenue size. The Compensation Committee believes that this compilation presents relevant information for comparison purposes due to its broad coverage of the petrochemicals industry. Towers Watson also provided high level perspective on compensation practices common among companies with significant private equity ownership. The Towers Watson presentation considered base salaries, annual incentives and long-term incentive levels. We collectively refer to the information in this compilation, together with annual updates through the Company’s participation in Towers Watson’s premier survey, as “survey data” throughout this Compensation Discussion & Analysis. The Compensation Committee used the survey data, including the 50th and other percentiles, as an initial indicator of compensation range with respect to base salary, but made final subjective decisions as to individual compensation based on prevailing market conditions, taking into account the relative size and complexity of the Company’s business versus those of peer companies, and the individual’s experience and background, among other factors. As such, the survey data served as a guide in formulating compensation, but the survey data was not determinative of compensation levels.

In March 2010, the Compensation Committee also retained Frederic W. Cook & Co., Inc., an independent consulting firm with expertise in compensation plan design for executives, key employees and boards of directors, to assist the Compensation Committee in aligning the Company’s compensation programs with its business strategy. Frederic W. Cook & Co.’s analysis involved an in-depth assessment of business strategies and performance, identification of optimal performance metrics that drive sustainable performance, setting goals that are fair to executives, and calibrating pay with sustained performance. Through this process, Frederic W. Cook & Co. advised the Compensation Committee with regard to custom-designed long-term incentive awards and other employment and compensation plan matters.

Role of Executive Officers in Compensation Decisions

The Compensation Committee determines compensation for the Chief Executive Officer and the other named executive officers. The Compensation Committee establishes annual Company financial goals applicable to the Chief Executive Officer and all other named executive officers. In addition, the Compensation Committee establishes annual individual goals for the Chief Executive Officer, and the Chief Executive Officer works with each of the other named executive officers to establish their respective individual goals and objectives. The Chief Executive Officer annually reviews for the Compensation Committee the performance of each named executive officer (other than himself) relative to individual performance goals, and the Compensation Committee reviews the performance of the Chief Executive Officer. The Compensation Committee also requests that our Chief Executive Officer provide cash and equity compensation recommendations for each of the named executive officers (other than himself). The Compensation Committee considers the advice and recommendations of the Chief Executive Officer and all other factors it deems relevant in making salary adjustments and cash and equity awards.

In addition to the services of outside consultants and counsel, the Compensation Committee regularly calls on the Vice President and General Counsel and the Vice President - Human Resources for assistance and advice in reviewing recommendations, designing compensation plans, and generally supporting the Compensation Committee’s functions. Accordingly, certain officers attend Compensation Committee meetings by invitation, but are excused from the meeting when the Compensation Committee discusses specific compensation issues relating to that individual. The Compensation Committee considers the advice and recommendations of these officers and all other factors it deems relevant in designing compensation plans and carrying out Compensation Committee functions.

Employment Agreements

During the 2010 fiscal year, employment agreements with our named executive officers were in effect providing for employment terms through the following dates:

Name	Employment Term Expiration
Charles W. Shaver	June 30, 2010
Ruth I. Dreessen	June 30, 2010
Miguel A. Desdin	December 31, 2012
Russell T. Crockett Jr.	August 31, 2010
Luis E. Batiz	June 30, 2010
Micheal Bloesch	N/A

In the fourth quarter of fiscal 2010, the Compensation Committee considered current trends regarding executive employment agreements, seeking the advice of Frederic W. Cook & Co. Consistent with current trends, the Compensation Committee decided to limit future employment agreements to a smaller group of officers, such as the chief executive officer and the chief financial officer, and allow other employment agreements to expire according to their terms. During the fourth quarter of fiscal 2010, and in lieu of renewing employment agreements for a broader group of executive officers, the Compensation Committee adopted an Executive Severance Plan discussed below under “ — Severance Benefits.”

At the direction of the Compensation Committee, we entered into a new employment agreement with Mr. Desdin, effective June 1, 2010, upon his initial employment as Senior Vice President and Chief Financial Officer. In addition, effective July 1, 2010, we amended the otherwise expiring employment agreement with Mr. Shaver, President and Chief Executive Officer to provide for his upcoming retirement. We refer to the employment agreement with Mr. Desdin as the “new employment agreement” throughout this Compensation Discussion and Analysis. The employment agreements that were effective during and as of the end of the 2010 fiscal year with Mr. Shaver and our other named executive officers, excluding Mr. Desdin, are referred to as the “former employment agreements.” The amended employment agreement with Mr. Shaver effective immediately following fiscal 2010 is referred to as the “amended employment agreement” throughout this Compensation Discussion and Analysis.

Former Employment Agreements

The employment agreements with Messrs. Shaver, Crockett and Batiz which were effective during the 2010 fiscal year provided for employment terms through the respective dates indicated in the table above. These agreements were renewable annually upon mutual agreement of the Board and the executive. In light of the upcoming retirement of Mr. Shaver, the recent trend toward limiting employment agreements to a smaller group of officers, and the adoption of the Executive Severance Plan, the Compensation Committee amended Mr. Shaver’s employment agreement and decided not to renew any of our other expiring employment agreements. In addition, Ms. Dreessen’s employment with the Company ended May 31, 2010.

Each former employment agreement identified the position or office held by the executive and provided for an annual base salary, which was reviewable annually but could not be decreased. Each former employment agreement also specified the target incentive award, which was reviewable annually but could not be decreased, expressed as a percentage of annual base salary, for which the named executive officer was eligible if performance goals established by the Compensation Committee were achieved. In addition, each former employment agreement provided for eligibility to participate in all long-term incentive, savings and retirement plans and health, medical and welfare benefit plans that were available generally to our executive officers, and at least four weeks of paid vacation. The former employment agreement with Mr. Crockett also specified the approximate value of initial and annual grants once equity-based awards were issued pursuant to our long-term incentive plan.

Each former employment agreement also described the circumstances under which the executive’s employment could be terminated and specified the amounts we would be obligated to pay upon termination of the named executive officer’s employment under such circumstances, as more particularly described elsewhere in this Proxy Statement under the caption “Executive Compensation — Potential Payments and Benefits upon Termination or Change of Control.” In exchange for these benefits, the executive had agreed not to disclose our confidential information, not to compete with our business for 12 months (24 months for Mr. Shaver), not to solicit customers for 12 months (24 months for Mr. Shaver), and not to solicit employees for 12 months (24 months for Mr. Shaver) following termination.

Amended Employment Agreement

Effective July 1, 2010, we amended the employment agreement with Mr. Shaver, our President and Chief Executive Officer. The amended employment agreement extended the term of Mr. Shaver’s agreement through December 31, 2011 or such earlier date as we may specify. The amended employment agreement contemplates that Mr. Shaver will retire from all positions with us upon the expiration of this employment term.

Prior to his retirement, Mr. Shaver will continue to serve as our President and Chief Executive Officer and will continue to receive a base salary of no less than $650,000. Mr. Shaver will continue to participate in the benefit and retirement plans offered to our executives. Mr. Shaver will be eligible to receive a bonus of up to 50% of his base salary for the period from July 1, 2010 through December 31, 2010, provided that certain performance criteria are achieved. Mr. Shaver must remain employed through December 31, 2010 to be eligible for the 2010 bonus, except that the continued employment requirement is waived if we terminate Mr. Shaver without cause (as defined in the amended employment agreement) or Mr. Shaver terminates employment for good reason (as defined in the amended employment agreement).

With respect to the 2011 calendar year, Mr. Shaver will be eligible to earn a bonus under our annual incentive bonus plan at a level established by us and subject to achievement of performance criteria with respect to the entire 2011 calendar year. Mr. Shaver’s 2011 bonus, if any, will be subject to daily proration based on the number of days Mr. Shaver serves as our Chief Executive Officer during the 2011 calendar year.

The amended employment agreement describes the circumstances under which Mr. Shaver’s employment may be terminated and specifies the amounts we would be obligated to pay upon termination of his employment under such circumstances, as more particularly described elsewhere in this Proxy Statement under the caption “Executive Compensation — Potential Payments and Benefits upon Termination or Change of Control.” The amended employment agreement provides that Mr. Shaver will not compete with us, will not solicit our customers or divert our business opportunities, and will not solicit our employees. The non-competition and non-solicitation covenants apply during Mr. Shaver’s employment with us and until the later of December 31, 2012 or the last day of the 24th month after his termination. The amended employment agreement also provides that Mr. Shaver will not, at any time during or after employment with us, disclose our confidential information. We and Mr. Shaver mutually agree not to disparage the other party.

New Employment Agreement

The new employment agreement with Mr. Desdin, our Senior Vice President and Chief Financial Officer, provides for an initial employment term through December 31, 2012. Following expiration of the initial term, the new employment agreement will automatically renew for successive one-year periods unless either party gives 12 months’ prior written notice of non-renewal to the other. Pursuant to the new employment agreement, Mr. Desdin serves as our Chief Financial Officer with an annual base salary of not less than $375,000. An employment offer letter provides for (i) a retention bonus of $100,000, payable in increments of $50,000 on each of the hire date and the first anniversary of the hire date, provided he remains employed by us on the payment date; (ii) eligibility for equity-based performance awards that, upon achievement of targets established by the Compensation Committee, would have a value target of 60% of his annual base salary; and (iii) relocation benefits including temporary housing for up to one year. He is eligible to earn an annual incentive bonus based on terms and conditions, including achievement of performance goals, determined by the Compensation Committee, with a bonus target percentage of not less than 50% of his annual base salary. In addition, the new employment agreement provides for eligibility to participate in our long-term incentive compensation arrangements, savings and retirement plans and welfare benefit plans that are generally available to executive officers, and four weeks of paid vacation per calendar year.

The new employment agreement describes the circumstances under which Mr. Desdin’s employment may be terminated and specifies the amounts we would be obligated to pay upon termination of his employment under such circumstances, as more particularly described elsewhere in this Proxy Statement under the caption “Potential Payments upon Termination or Change of Control.” Mr. Desdin has agreed not to compete with our business, not to solicit customers and not to solicit employees during his employment and for a period of 12 months following termination of employment.

Elements of Compensation for Named Executive Officers

Our executive compensation program consists of:

•	base salary;

•	annual incentives;

•	long-term incentives;

•	special recognition awards;

•	retirement benefits;

•	relocation benefits;

•	health and welfare benefits;

•	severance benefits; and

•	executive perquisites.

The Compensation Committee considers the first four elements listed above as our core direct compensation program. The remaining items constitute indirect compensation elements, but are important components of the total compensation package offered to our named executive officers. The Compensation Committee uses each of these elements because it believes they provide the compensation mix required to attract and retain talented executives, reward them for quality performance, and motivate them to focus on both our short-term and long-term performance.

The Compensation Committee sets initial base salaries and annual incentive target percentages upon hiring, based on market competitive compensation according to the position and its responsibilities. The Compensation Committee reassesses these levels annually based on individual performance and market competitive data. Annual incentive awards are based on annual financial and operating results measured against Company and individual objectives. Special recognition awards are utilized from time to time, occasionally in connection with specific events or achievements, to reward strong performance. An executive officer’s long-term incentive target percentage is generally the same as his or her annual incentive target percentage, although exceptions are sometimes made to accommodate special circumstances. Equity awards motivate our executives to achieve long-term results and aid long-term retention of our executives. Compensating our executives for positive Company performance in both the short-term and the long-term is intended to serve the Committee’s goal of aligning our executives’ compensation with the interests of our stockholders. We offer named executive officers the same retirement and health and welfare benefits as we provide all our employees. We offer some additional perquisites to our named executive officers as described below. The Compensation Committee believes that providing severance benefits allows us to attract and retain executive talent. Accordingly, we provide post-termination benefits to our named executive officers as described below.

We discuss below the various components of the compensation programs for executive officers and the specific actions taken by the Compensation Committee in fiscal 2010 related to each element.

Base Salary

The Compensation Committee believes attracting and retaining qualified executives requires an adequate base salary. We intend for named executive officer base salaries to reflect individual contributions as determined through performance evaluations. In addition to individual job performance and the above-referenced survey data, other factors may be taken into consideration, such as cost-of-living increases, as well as an individual’s perceived potential with us. The Compensation Committee approves base salary levels for named executive officers using the survey data described above as an initial indicator of compensation range with respect to base salary, but makes final subjective decisions as to individual compensation based on the named executive officer’s job duties and responsibilities, prevailing market conditions, taking into account the relative size and complexity of the Company’s business versus those of peer companies, and the individual’s experience and background.

It has become the established practice of the Compensation Committee to review and, if deemed appropriate and consistent with the compensation philosophy described in this analysis, adjust the base salaries of our named executive officers annually. Our current and former employment agreements with named executive officers provide for periodic review and adjustment of, but prohibit any decrease in, the base salary specified in the agreement. The Compensation Committee considers all of the factors mentioned in the preceding paragraph, combined with the named executive officers’ current compensation and their performance as reported (in the case of each named executive officer other than our Chief Executive officer) by our Chief Executive Officer.

During the first quarter of fiscal 2010, the Compensation Committee undertook its annual review of base salaries of the named executive officers to consider whether an adjustment would be appropriate. Based on its review of survey data, market trends, and general economic conditions existing at the time, the Compensation Committee concluded that a base salary increase was warranted for Messrs. Crockett, Batiz and Bloesch, and that the base salaries for Mr. Shaver, our President and Chief Executive Officer, and Ms. Dreessen, our then-Executive Vice President and Chief Financial Officer, would remain unchanged for fiscal 2010. Mr. Batiz received a greater percentage increase than other named executive officers, based in part upon strong performance in light of individual performance objectives and also to better align his base salary with those of executives with similar positions and responsibilities at comparable companies. Accordingly, base salary adjustments for our named executive officers during fiscal 2010 were as follows:

Name	Salary as of July 1, 2009	Salary Effective October 1, 2009	% Increase
Charles W. Shaver	$650,000	$650,000	—
Ruth I. Dreessen	$400,000	$400,000	—
Miguel A. Desdin	$—	$—	N/A
Russell T. Crockett Jr.	$360,000	$370,000	2.8%
Luis E. Batiz	$283,250	$310,000	9.4%
Micheal Bloesch	$250,000	$258,000	3.2%

During the fourth quarter of fiscal 2010, the Compensation Committee evaluated the base salary to be paid to Miguel A. Desdin if he agreed to accept the position of Senior Vice President and Chief Financial Officer with the Company. Based upon its review of survey data and market trends, as well as negotiation with Mr. Desdin, the Compensation Committee agreed to an initial base salary of $375,000 per year pursuant to an employment agreement effective June 1, 2010.

Annual Incentives

The Compensation Committee annually approves our senior management incentive plan, which provides for cash bonuses based on Company and individual performance. Each named executive officer is eligible to receive an annual incentive award equal to a target percentage of his or her base salary as stipulated in his or her employment agreement. Our current and former employment agreements with named executive officers allow the target percentages specified therein to be reviewed and adjusted, but not decreased, by the Compensation Committee. The Compensation Committee considers the same factors described above in connection with base salary adjustments for purposes of evaluating and adjusting target incentive percentages of the named executive officers.

During the first quarter of fiscal 2010, the Compensation Committee undertook its annual review of target percentages of the named executive officers to consider whether an adjustment would be appropriate. Based on its review of survey data, market trends, and general economic conditions existing at the time, the Compensation Committee concluded that a target percentage increase was warranted for Ms. Dreessen and Mr. Batiz in order to better align their annual incentives with those of executives with similar positions and responsibilities at comparable companies. The following table outlines the target incentive percentages of the named executive officers:

	Target Incentive (as Percentage of Base Salary)
Name	FY 2009	FY 2010
Charles W. Shaver	100%	100%
Ruth I. Dreessen	50%	60%
Miguel A. Desdin	N/A	N/A
Russell Crockett Jr.	65%	65%
Luis E. Batiz	50%	55%
Micheal Bloesch	40%	40%

Specified portions of the target incentive are based upon achievement of Company objectives and achievement of individual objectives, which may include certain departmental goals, by a particular named executive officer. However, the Compensation Committee may exercise discretion to withhold any or all payments under the senior management incentive plan if a named executive officer does not meet some or all of his or her individual or departmental objectives. The relative weighting assigned to Company objectives and individual objectives was 70% and 30% for certain named executive officers, and 50% and 50% for other named executive officers, as reflected in the summary goals and objectives table below, depending upon the degree to which the Compensation Committee believed the individual should be evaluated upon Company financial results versus individual performance.

The principal short-term Company objectives established by our Compensation Committee were Company-wide financial measures, namely EBITDA and Free Cash Flow, each as adjusted. The Compensation Committee further concluded that the two Company objectives were independent of each other and should be weighted equally. EBITDA is earnings before interest, taxes, depreciation and amortization. For purposes of compensation decisions, the Compensation Committee adjusts EBITDA by removing certain items such as gains or losses on derivatives, non-cash stock-based compensation, and loss or gains on sales of assets, to arrive at Adjusted EBITDA as reported in our Exchange Act filings, and by eliminating other items not intended to impact achievement of the performance objective. We refer to this variation of EBITDA as “Net EBITDA.” For purposes of compensation decisions, Free Cash Flow is defined as cash flow from operations less capital expenditures, as adjusted by the Compensation Committee to eliminate unanticipated items that were not intended to impact achievement of the objective.

In the first quarter of fiscal 2010, the Compensation Committee established a Net EBITDA target of $70 million and a Free Cash Flow target of $30 million for fiscal 2010, based on the budget approved by the Board. The Compensation Committee considered these targets to be relatively ambitious targets that would not be easily achieved. The Company objectives component of the incentive payout could range between 30% and 200% of the target for each executive, based on achievement of threshold, target or stretch Net EBITDA ranging from $60 million to $90 million and threshold, target or stretch Free Cash Flow ranging from $20 million to $40 million, as follows.

Component	Relative Weighting of Company Objectives	Threshold (Payout at 30% of Target)	Target (Payout at 100% of Target)	Stretch (Payout at 200% of Target)
Net EBITDA	50%	$60 million	$70 million	$90 million
Free Cash Flow	50%	$20 million	$30 million	$40 million

Failure to achieve the threshold level of Net EBITDA and Free Cash Flow would result in the named executive officers receiving none of the Company objectives component of the annual incentive award. Net EBITDA and Free Cash Flow amounts between the threshold and stretch amounts would result in the Company objectives component of the annual incentive awards being determined by linear interpolation between the values listed above.

In addition to the Company objectives, our Compensation Committee also established individual objectives for Mr. Shaver, our President and Chief Executive Officer. Likewise, Mr. Shaver established individual objectives, and in some cases, departmental objectives, for the other named executive officers. The individual objectives and, where applicable, departmental objectives included both quantitative financial measurements and qualitative strategic and operational considerations affecting the Company and the businesses or function that the named executives led. The individual and departmental objectives were evaluated subjectively, and no relative weighting was assigned to separate goals within individual categories. The individual and departmental objectives component of the incentive payout to any named executive officer could range between 0% and 100% of the target for each executive, depending on a qualitative assessment of the named executive officer’s performance relative to his or her individual objectives.

With respect to the Company objectives, we achieved during fiscal 2010 Net EBITDA of approximately $88.5 million, consisting of Adjusted EBITDA as reported of $101.8 million, reduced by the unbudgeted $17.1 million insurance settlement, and increased by $3.8 million in other items not intended to impact achievement of the objective, calling for payout at 192% of target for the Net EBITDA component of the Company objectives. With respect to the Free Cash Flow component of the Company objectives, although the Company had operating cash flow of $126.8 million, reduced by capital expenditures of approximately $14.4 million, the Compensation Committee adjusted the balance to eliminate the effect of several unplanned items in fiscal 2010 considered not representative of sustainable improvement, namely the receipt of business interruption insurance proceeds, the receipt of a federal income tax refund, and an extraordinary fiscal year-end variation from normalized cash balances. Therefore, the Compensation Committee determined that the Company failed to meet the threshold amount of Free Cash Flow in fiscal 2010, resulting in no payout for the Free Cash Flow component of the Company objectives.

At the end of fiscal 2010, our Chief Executive Officer made a subjective determination of the achievement of each named executive officer’s (other than his own) individual and departmental objectives, arrived at a percentage reflecting his qualitative assessment of such named executive officer’s performance relative to the objectives, and delivered the recommendations reflecting his qualitative assessment to the Compensation Committee. The Compensation Committee considered the recommendations of the Chief Executive Officer in addition to their own evaluations with respect to the named executive officers (other than the Chief Executive Officer). The Compensation Committee conducted its own subjective determination of the achievement of the Chief Executive Officer’s performance relative to his individual objectives. The evaluations considered individual goal completion, but focused on overall completion of all objectives in a category. Finally, the Compensation Committee assigned a percentage it deemed appropriate to reflect the committee’s qualitative assessment of each of the named executive officers’ achievement of his or her individual objectives, including the Chief Executive Officer. These determinations were not made on a quantifiable objective-by-objective basis due to the subjective nature of many of the named executive officers’ individual and departmental objectives.

The relative weighting of the Company and individual objectives, including departmental objectives where applicable, established for each of the named executive officers, the component payout percentages actually achieved, and the cumulative payout percentage, for each of the eligible named executive officers for fiscal 2010 are reflected in the table below. Neither Ms. Dreessen, whose last day of employment was May 31, 2010, nor Mr. Desdin, whose employment commenced June 1, 2010, were eligible for annual incentive awards for fiscal 2010 due to the timing of their employment changes.

Name	Summary Goals and Objectives	Relative Weighting	Target Incentive Component Payout (Percentage Achieved)	Cumulative Payout Percentage
Charles W. Shaver	Company Financial Objective: Net EBITDA	35%	192%	67.2%
	Company Financial Objective: Free Cash Flow	35%	0%	0.0%
	Individual Objectives	30%	83%	24.9%

	Cumulative			92.1%

Ruth I. Dreessen	N/A	N/A	N/A	—

Miguel A. Desdin	N/A	N/A	N/A	—

Russell T. Crockett Jr.	Company Financial Objective: Net EBITDA	35%	192%	67.2%
	Company Financial Objective: Free Cash Flow	35%	0%	0.0%
	Individual Objectives	30%	88%	26.4%

	Cumulative			93.6%

Luis E. Batiz	Company Financial Objective: Net EBITDA	25%	192%	48.0%
	Company Financial Objective: Free Cash Flow	25%	0%	0.0%
	Individual Objectives:	50%	92%	46.0%

	Cumulative			94.0%

Micheal Bloesch	Company Financial Objective: Net EBITDA	25%	192%	48.0%
	Company Financial Objective: Free Cash Flow	25%	0%	0.0%
	Departmental Objectives	25%	90%	22.5%
	Individual Objectives	25%	90%	22.5%

	Cumulative			93.0%

Given the achievement of Company, individual, and where applicable, departmental goals as reflected in the table above, and the corresponding component payout percentages achieved and resulting cumulative payout percentage, our named executive officers received the following incentive bonuses for fiscal 2010, which amounts were paid in October 2010:

Name	Base Salary	Target Incentive (Percentage of Base Salary)	Cumulative Payout Percentage	Incentive Award	% of Base Salary
Charles W. Shaver	$650,000	100%	92.1%	$598,650	92.1%
Ruth I. Dreessen	N/A	N/A	N/A	N/A	N/A
Miguel A. Desdin	N/A	N/A	N/A	N/A	N/A
Russell T. Crockett Jr.	$370,000	65%	93.6%	$225,108	60.8%
Luis E. Batiz	$310,000	55%	94.0%	$160,270	51.7%
Micheal Bloesch	$258,000	40%	93.0%	$95,976	37.2%

Long-Term Incentives

The Compensation Committee believes that equity-based incentive awards serve as the most significant at-risk element of the executive’s total compensation package, focusing on the attainment of long-term performance goals which are instrumental in creating long-term value for stockholders and long-term retention incentives for our executives. Thus, equity-based incentive awards align the interests of executives with our stockholders by emphasizing long-term stock ownership and stock price appreciation, and provide a forfeitable ownership stake to encourage executive retention.

Our officers, key employees and directors are eligible to participate in the 2004 Stock Awards Plan, which was approved by our stockholders in December 2004, and the 2009 Long-Term Incentive Plan, which was approved by our stockholders in November 2008. Each of these plans permits compensatory grants to officers, key employees and directors in the form of restricted stock, stock options and other equity-based awards. The primary objectives of the plans are:

•	to attract and retain officers, directors and key employees by creating competitive levels of compensation;

•	to stimulate the active interest of officers, directors and key employees in our development and financial success; and

•	to provide additional incentive and reward opportunities designed to enhance our profitable growth.

The most recent awards to named executive officers under the 2004 Stock Awards Plan were made in fiscal 2007, and prior to fiscal 2010, no awards had been made to any employees, including the named executive officers, under the 2009 Long-Term Incentive Plan. Given that long-term incentives were not an ongoing element of our compensation package during fiscal years 2008 and 2009, the Compensation Committee recognized, and the Towers Watson survey data reviewed by the Compensation Committee in August 2009 confirmed, that the Company’s total direct compensation levels, referring to base salary plus target annual incentives and long-term incentives, were on average below the marketplace median.

In March 2010, the Compensation Committee retained Frederic W. Cook & Co. to, among other matters, assist the Committee in designing appropriate long-term incentive awards. The Compensation Committee intended to grant awards under the Company’s incentive equity plans as follows:

•	in the form of performance share units, which were performance-based and would vest depending on a three-year return, to certain key employees, as part of an annual process; and

•

in the form of restricted stock units, which would be time-based and would not require satisfaction of performance-based goals, to a small number of key employees for whom a supplemental equity award for retention was warranted, given prior award history.

Anticipating that performance share units would represent the initial grant of what would become an annual practice, the Compensation Committee studied the potential dilutive impact of long-term incentive performance awards and determined that 1% would be an acceptable level of dilution for fiscal 2010. Given the base salaries and long-term incentive target percentages for each of the key employees expected to participate in the award, the Compensation Committee concluded that the aggregate value of the performance share units awarded in fiscal 2010 would be approximately $1.7 million. The Compensation Committee further determined that for purposes of determining the number of performance units required to deliver the intended value, the shares awarded would be valued based on the average of the closing prices of our common stock for the five consecutive trading days beginning on May 18, 2010, the date during the fourth quarter of the fiscal year that the quarterly trading window opened under our insider trading policy. As a final check, the Compensation Committee confirmed that the resulting number of performance share units issuable to deliver the intended value would be within the acceptable range of dilution.

On May 24, 2010, the Compensation Committee granted performance share awards to certain named executive officers and other key personnel of the Company pursuant to the Company’s 2009 Long-Term Incentive Plan and an award agreement signed by each respective grantee. The performance share awards consist of a target number of performance units, with each unit denominated in shares of common stock of the Company. The target number of performance units for each of the named executive officers that received an award is the number of shares having an aggregate market value, based on the five-day average closing price described above, equal to the named executive officer’s base salary times such individual’s long-term incentive target percentage.

Shares underlying the performance share units may vest based on the Company’s return on invested capital as compared to the Company’s weighted average cost of capital over a three-year performance period ending December 31, 2012, with actual vesting ranging from 0% to 200% of the target award as follows:

	Threshold Performance	Target Performance	Maximum Performance
	ROIC ≥ Three-Year Average Weighted Average Cost of Capital	ROIC ≥ Three-Year Average Weighted Average Cost of Capital + 1%	ROIC ≥ Three-Year Average Weighted Average Cost of Capital + 2%

Percentage of Target Award Becoming Vested	50%	100%	200%

The percentage of the target award becoming vested between threshold performance and target performance, or between target performance and maximum performance, is determined by linear interpolation between the values listed in the table above. If the threshold performance condition is not satisfied, the percentage of the target award becoming vested is 0%.

For purposes of determining whether the performance metric is satisfied, “Return on Invested Capital” or “ROIC” for each calendar year will be calculated as follows:

[(Earnings Before Interest and Taxes) x (1 – Marginal Tax Rate)] divided by

[Shareholders’ Equity + (Long Term Debt – Cash)]

The Company’s “Weighted Average Cost of Capital” for each calendar year will be calculated follows:

[(Cost of Debt x (1 – Marginal Tax Rate) x (Net Debt / Invested Capital)] plus

[Cost of Equity x (Shareholders’ Equity / Invested Capital)] minus

[Risk Free Rate x (Cash / Invested Capital)]

Where,

Cost of Debt = Risk Free Rate + Average Margin on Total Debt

Cost of Equity = Risk Free Rate + 9%

Invested Capital = Net Debt + Shareholders’ Equity

Risk Free Rate = 10-year Swap Rate for US Dollars

Net Debt = Total Debt – Cash

Given that long-term incentive awards had not been granted during fiscal years 2008 and 2009, the Compensation Committee believed that additional retention incentives were warranted for a small number of key employees, including two named executive officers, Messrs. Batiz and Bloesch, in the form of a supplemental equity award. Therefore, the Compensation Committee determined that restricted stock units with an aggregate value of approximately $650,000 would be granted on May 24, 2010 as an additional retention incentive. The aggregate value was allocated among the individuals identified by the Compensation Committee as warranting a supplemental equity award, and the number of restricted stock units for each such individual was the number of shares having an aggregate market value, based on the average of the closing prices of our common stock for the five consecutive trading days beginning on May 18, 2010, the date during the fourth quarter of the fiscal year that the quarterly trading window opened under our insider trading policy, equal to the intended value of the award. The restricted stock unit awards vest over a three-year period (assuming continued employment with the Company), with one-third (rounded down) of each such award vesting on each of January 1, 2011 and January 1, 2012, and the balance of each such award vesting on January 1, 2013, subject to the terms and conditions set forth in the applicable award agreement.

The Compensation Committee did not make any awards under the 2009 Long-Term Incentive Plan to Mr. Shaver, our President and Chief Executive Officer, during fiscal 2010, as the Compensation Committee believed that the number of shares pursuant to previous equity awards that were continuing to vest during this time period constituted sufficient equity compensation. Given that Mr. Shaver’s employment agreement in effect during fiscal

2010 provided for his participation in long-term incentive awards, Mr. Shaver, by letter dated June 30, 2010, waived his right, if any, to receive an award pursuant to the 2009 Incentive Equity Plan during the fiscal year ending June 30, 2010.

In April 2006, we repriced grants of options made on January 24, 2005 so that the exercise price of such options reflected the fair market value as of the grant date. The original exercise price of $9.34 per share was lower than the fair market value that we determined to be $14.25. Also in April 2006, we amended our 2004 Stock Awards Plan to allow cash payments equal to the difference between the initial exercise price and the higher repriced exercise price for each option granted to a participant on January 24, 2005 as those options vest. We call these cash payments “Make-Whole” payments and include them in the Summary Compensation Table. We do not expect that Make-Whole payments will occur in the future.

Special Recognition Awards

The Compensation Committee believes it is important to compensate management for performance results that create value for stockholders. Therefore, the Company utilizes special recognition awards from time to time, occasionally in connection with specific events or achievements, to reward strong performance.

The Compensation Committee determined that the Company failed to meet the Free Cash Flow threshold for purposes of that component of the senior management incentive plan, due primarily to the adjustments eliminating the impact of several significant events which would have favorably impacted the result. For example, as described in “— Annual Incentives” above, the Compensation Committee adjusted the Free Cash Flow calculation to eliminate the effect of several unplanned items in fiscal 2010, namely the receipt of business interruption insurance proceeds, the receipt of a federal income tax refund, and an extraordinary fiscal year-end variation from normalized cash balances. Although the Compensation Committee believed these items were not representative of sustainable improvement, the Compensation Committee recognized that many members of management had exceeded expectations in bringing about these events, concluding that these accomplishments contributed to the Company’s extraordinary financial results in fiscal 2010 and should be rewarded.

Accordingly, the Compensation Committee established a special recognition awards pool to be allocated among key employees, other than the Chief Executive Officer, deemed responsible for extraordinary financial results in fiscal 2010. Once this pool was established, our Chief Executive Officer recommended allocation of the aggregate amount of the pool among key employees, including the named executive officers (other than himself), based on a subjective determination of the degree to which such individual contributed to the Company’s financial results. The Compensation Committee considered the qualitative assessments and recommendations of the Chief Executive Officer in addition to their own evaluations and made special recognition awards, which were paid in October 2010, to key employees, including three named executive officers, as indicated in Bonus column of the Summary Compensation Table.

Retirement Benefits

We offer eligible employees a 401(k) tax-qualified, defined contribution plan to enable employees to save for retirement. All employees, including our named executive officers, are eligible to participate in our 401(k) plan and may elect to defer up to 25% of their pay on a pre-tax basis to contribute to the plan, subject to certain limitations under the Internal Revenue Code. We match our employee contributions up to the first 5% of their compensation at 100%. From time to time, we may elect to make additional discretionary contributions on behalf of eligible employees. During fiscal 2010, we made discretionary contributions of 3% of compensation on behalf of eligible employees, without regard to the employee contributions. The 401(k) plan year currently ends on December 31 of each year. Employee contributions vest immediately, and our matching and discretionary contributions vest over a period of five years at the rate of 20% per year. We provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options.

Relocation Benefits

We believe that when we ask executives to relocate in connection with their employment with us, we should provide relocation assistance corresponding to their position in our organization. We have found that relocation assistance can play an important role in attracting qualified new hire executives. Mr. Desdin, our Senior Vice President and Chief Financial Officer, who was hired on June 1, 2010, was the only named executive officer to receive relocation benefits during fiscal 2010.

Health and Welfare Benefits

All full-time employees, including the named executive officers, may participate in our health and welfare programs, including medical, dental and vision coverage, reimbursement accounts, life and accidental death and dismemberment insurance, personal accident insurance, and long-term disability insurance. We also offer vacation and holiday pay to all of our employees including the named executive officers.

Severance Benefits

The Compensation Committee views severance benefits for our named executive officers as a necessary part of compensation to remain competitive in the market. We believe that severance protection for termination of employment plays a valuable role in attracting and retaining key executive officers.

Our severance benefits for named executive officers have historically been set forth in employment agreements, which are described in more detail under the caption “— Employment Agreements” above. Given recent trends in executive compensation and benefits, the Compensation Committee decided during the fourth quarter of fiscal 2010 not to renew any of the Company’s expiring employment agreements with named executive officers, and in lieu thereof, adopted an Executive Severance Plan, effective as of July 1, 2010, providing for specified payments and benefits to plan participants upon termination of employment as a result of severance-eligible events.

Additional details concerning the amounts payable to the named executive officers relating to severance benefits, including those in connection with a change of control, are included elsewhere in this Proxy Statement under the caption “Executive Compensation — Potential Payments and Benefits upon Termination or Change of Control.”

Executive Perquisites

Our named executive officers receive some additional benefits, which we believe are commonly available within our industry. For fiscal 2010, they included:

•

reimbursement with tax gross-up of medical, dental, vision, long-term disability, accidental death and disability and critical care insurance premiums, which we refer to as our executive reimbursement program;

•

reimbursement of out-of-pocket expenses related to medical, prescription drug, vision and dental services for executive, spouse and dependents, pursuant to an arrangement we refer to as the ExecuCare flexible spending plan;

•	annual comprehensive health examinations;

•	short-term disability (full salary up to 26 weeks) to provide income replacement if the executive becomes unable to work;

•	worldwide medical assistance services for executives and their family members during travel away from home;

•	additional accidental death and dismemberment insurance coverage of $750,000;

•	critical illness insurance to provide compensation if the executive becomes critically ill;

•	cash payout of 401(k) matching contribution and discretionary contribution, if any, to the extent that the Company contribution to the plan is limited by Internal Revenue Code restrictions;

•	club membership reimbursement; and

•	company car and reimbursement of fuel, maintenance and insurance costs for one of the named executive officers.

Other Important Compensation Matters

Compensation Practices Relating to Risk Management

Our compensation programs are discretionary, balanced and focused on the long term. Under this structure, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time. Goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. With limited exceptions, the Compensation Committee retains a significant amount of discretion to adjust compensation for quality of performance and adherence to company values. Accordingly, we believe that our compensation policies and practices support our risk management objectives.

Policy Regarding Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction allowable to us for compensation paid to the Chief Executive Officer and each of the other top three highest compensated executive officers in any year to $1 million. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. The Compensation Committee’s intent is to design compensation awards that will be deductible without limitation, where doing so will further the purposes of our executive compensation program. Therefore, we generally seek to structure annual incentive awards and long-term incentive awards to qualify as performance-based compensation. The Compensation Committee will, however, take into consideration the various other factors described in this Compensation Discussion and Analysis, together with Section 162(m) considerations, in making executive compensation decisions. As a result, the Compensation Committee could, in certain circumstances, approve and authorize compensation that is not fully tax deductible.

Policy Regarding Repricing of Equity Awards

The 2009 Long-Term Incentive Plan prohibits the repricing, replacing, regranting through cancellation or modifying of stock options and stock appreciation rights without stockholder approval if the effect would be to reduce the grant price for the shares underlying such award.

Policy Regarding Insider Trading

Our insider trading policy prohibits all employees and certain of their family members from purchasing or selling any type of security, whether the issuer of that security is our Company or any other company with which we conduct business, while aware of material, non-public information relating to the issuer of the security, and from providing such material, non-public information to any person who may trade while aware of such information. We also have procedures that require trades by executive officers to be pre-cleared by the general counsel.

COMPENSATION COMMITTEE REPORT

Our executive compensation program is administered and reviewed by the Compensation Committee, which currently consists of Messrs. Strong (Chairman), Glassman and Nodland, all of whom are independent directors as defined in the qualification rules and listing standards of The Nasdaq Stock Market. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Jeffrey A. Strong, Chairman
Kenneth E. Glassman
Jeffrey M. Nodland

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding the compensation earned by or awarded to our named executive officers for fiscal 2010 and 2009:

Name and Principal Position	Year	Salary [1]		Bonus [2]		Stock Awards [3]		Option Awards [4]		Non-Equity Incentive Plan Comp. [5]		All Other Comp. [6]		Total
Charles W. Shaver President and Chief Executive Officer	2010 2009	$ $	650,000 650,000	$ $	— —	$ $	— —	$ $	— —	$ $	598,650 422,500	$ $	477,658 475,994	$ $	1,726,308 1,548,494
Ruth I. Dreessen [1] Executive Vice President and Chief Financial Officer	2010 2009	$ $	366,667 400,000	$ $	— —	$ $	— —	$ $	— —	$ $	— 130,000	$ $	351,320 242,626	$ $	717,987 772,626
Miguel A. Desdin [1] Senior Vice President and Chief Financial Officer	2010 2009	$ $	31,250 —	$ $	50,000 —	$ $	225,000 —	$ $	— —	$ $	— —	$ $	1,332 —	$ $	307,582 —
Russell T. Crockett Senior Vice President – Commercial	2010 2009	$ $	367,500 300,000	$ $	50,000 125,000	$ $	500,000 —	$ $	— —	$ $	225,108 152,100	$ $	38,944 20,994	$ $	1,181,552 598,094
Luis E. Batiz Senior Vice President – Operations	2010 2009	$ $	303,313 281,188	$ $	65,000 52,192	$ $	336,480 —	$ $	— —	$ $	160,270 92,056	$ $	39,189 41,316	$ $	904,252 466,752
Micheal Bloesch Vice President – Strategic Planning and Isobutylene/ Propylene Derivatives Business Manager	2010 2009	$ $	256,000 204,041	$ $	15,000 —	$ $	241,338 —	$ $	— —	$ $	95,976 75,000	$ $	64,488 56,160	$ $	672,802 335,201

Notes to Summary Compensation Table:

[1]	Amounts include salary earned for the full 12 months, with the exception of Ms. Dreessen, whose employment with the Company ended May 31, 2010, and Mr. Desdin, who was hired June 1, 2010.
[2]	The 2010 amount reflected in the “Bonus” column for Mr. Desdin represents a sign-on bonus paid upon his initial hiring in June 2010. The 2010 amounts reflected in the “Bonus” column for Messrs. Crockett, Batiz and Bloesch represent special recognition cash awards paid in October 2010 based on performance during the fiscal year ended June 30, 2010.
[3]	The amounts shown under “Stock Awards” for 2010 reflect the aggregate grant date fair value for restricted stock units and performance share awards granted during the fiscal year, calculated in accordance with FASB ASC Topic 718. The value ultimately realized by the executive upon the actual vesting of the award(s) may or may not be equal to this determined value. The grant date fair value of the performance share awards reported in the table is based on the probable outcome of the performance conditions as of the grant date. For a discussion of valuation assumptions, see Note L of the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended June 30, 2010. Shares underlying the performance share units may vest based on the Company’s return on invested capital as compared to the Company’s weighted average cost of capital over a three-year performance period ending December 31, 2012, with actual vesting ranging from 0% to 200% of the target award. The restricted stock unit awards vest over a three-year period (assuming continued employment), with one-third (rounded down) of each such award vesting on each of January 1, 2011 and January 1, 2012, and the balance vesting on January 1, 2013, subject to the terms and conditions of the applicable restricted stock unit award agreement. The aggregate values of the restricted stock units and performance share awards as of the May 24, 2010 grant date (or the June 1, 2010 grant date, with respect only to Mr. Desdin), assuming the highest level of performance criteria will be satisfied, are $450,000 for Mr. Desdin; $1,000,000 for Mr. Crockett; $506,980 for Mr. Batiz; and $344,538 for Mr. Bloesch. No restricted stock units or performance share awards were made to Mr. Shaver or Ms. Dreessen in fiscal 2010. No stock awards were granted to any of our named executive officers in fiscal 2009.

[4]	No option awards were granted to any of our named executive officers during fiscal 2009 or fiscal 2010.
[5]	The amounts shown under “Non-Equity Incentive Plan Compensation” reflect cash amounts awarded under the senior management incentive plan approved by the Compensation Committee. The fiscal 2010 incentive bonuses were paid in October 2010 based on Company and individual performance in the fiscal year ended June 30, 2010.
[6]	The amounts reflected under “All Other Compensation” for fiscal 2010 are identified in the All Other Compensation Table below.

All Other Compensation Table

The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table for fiscal 2010:

Name	Year	Executive Reimburse- ment Program [A]	ExecuCare Flexible Spending Plan [B]	401(k) Plan Matching Contri- butions	Discretionary 401(k) Plan Contri- butions [C]	Make-Whole Program Payments[D]	Life Insurance Premiums	Other [E]	Total
Shaver	2010	$10,231	$1,561	$13,792	$14,922	$425,019	$1,800	$10,333	$477,658
Dreessen	2010	$9,227	$2,077	$14,833	$9,141	$—	$1,320	$314,722	$351,320
Desdin	2010	$462	$—	$—	$—	$—	$113	$757	$1,332
Crockett	2010	$11,072	$5,716	$11,025	$8,356	$—	$1,323	$1,452	$38,944
Batiz	2010	$4,632	$1,336	$12,582	$6,804	$—	$1,092	$12,743	$39,189
Bloesch	2010	$4,749	$512	$12,800	$5,745	$39,280	$922	$480	$64,488

Notes to All Other Compensation Table

[A]	Amounts reflected in the “Executive Reimbursement Program” column represent reimbursement with tax gross-up of medical, dental, vision, long-term disability, accidental death and dismemberment, and critical care insurance premiums.
[B]	Amounts reflected in the “ExecuCare Flexible Spending Plan” column represent reimbursement of out-of-pocket expenses related to medical, prescription drug, dental and vision services for the named executive officers and their spouses and dependents pursuant to a Company-funded flexible spending plan and the associated premiums for such plan.
[C]	Amounts reflected in the “Discretionary 401(k) Plan Contribution” column represent additional discretionary contributions to the 401(k) plan plus cash payouts of matching contributions and discretionary contributions to the extent plan contributions were limited by Internal Revenue Code rules.
[D]	Amounts reflected in the “Make-Whole Program Payments” column represent cash payments equal to the difference between the initial $9.34 exercise price and the higher repriced $14.25 exercise price of options granted on January 24, 2005, paid as such options vest, to effect an April 2006 repricing so that the exercise price of such options reflected the fair market value as of the grant date.
[E]	Amounts reflected in the “Other” column consist of (i) club membership reimbursement of $9,883 for Mr. Shaver and $1,002 for Mr. Crockett; (ii) salary continuation of $33,333, accrued vacation pay of $29,230, health and dental coverage reimbursement of $1,726, and a separation payment of $250,000, respectively, for Ms. Dreessen; (iii) relocation costs of $740 for Mr. Desdin; (iv) costs associated with a company car provided to Mr. Batiz in the amount of $11,760; (v) ExecuCare premiums of $250 for each of Messrs. Shaver, Crockett, Batiz, Bloesch and Ms. Dreessen; (vi) an annual physical of $533 for Mr. Batiz; and (vii) service tenure credits related to medical, prescription drug, vision and dental coverage in the amount of $200 for Mr. Shaver, $183 for Ms. Dreessen, $17 for Mr. Desdin, $200 each for Messrs. Crockett and Batiz, and $230 for Mr. Bloesch, respectively.

Grants of Plan-Based Awards in Fiscal 2010

The following table sets forth information concerning annual incentive awards, stock options, restricted stock units and performance share units granted during fiscal 2010 to each of the named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-equity Incentive Plan Awards [1]			Estimated Future Payouts Under Equity Incentive Plan Awards [2]			All Other Stock Awards: Number of Shares of Stock or Units(#) [3]	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) [4]
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Shaver	—	$136,500	$650,000	$1,105,000	—	—	—	—	—		$—
Dreessen	—	$50,400	$240,000	$408,000	—	—	—	—	—		$—
Desdin [5]	06/01/2010	$—	$—	$—	6,568	13,135	26,270	—	—		$225,000
Crockett	—	$50,505	$240,500	$408,850	—	—	—	—	—		$—
	05/24/2010	$—	$—	$—	14,723	29,446	58,892	—	—		$500,000
Batiz	—	$25,575	$170,500	$255,750	—	—	—	—	—		$—
	05/24/2010	$—	$—	$—	5,021	10,041	20,082	—	—		$170,500
	05/24/2010	$—	$—	$—	—	—	—	9,775	—		$165,980
Bloesch	—	$15,480	$103,200	$154,800	—	—	—	—	—		$—
	05/24/2010	$—	$—	$—	3,039	6,078	12,156	—	—		$103,200
	05/24/2010	$—	$—	$—	—	—	—	8,135			$138,138

Notes to Grants of Plan-Based Awards Table:

[1]	Amounts reflect estimated cash payouts that could be earned under the Company’s senior management incentive plan based on fiscal 2010 base salary rates. Actual payouts under the senior management incentive plan were determined in October 2010 and are shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” The threshold value represents the lowest earned amount based on the payout scale described on page 28, although the minimum payout is zero.
[2]	Amounts reflect the estimated future payout under the performance share awards granted in fiscal 2010. Shares underlying the performance share units may vest based on the Company’s return on invested capital as compared to the Company’s weighted average cost of capital over a three-year performance period ending December 31, 2012, with actual vesting ranging from 0% to 200% of the target award. The threshold value represents the lowest earned amount based on the payout scale described on page 31, although the minimum payout is zero.
[3]	Reflects the number of restricted stock units awarded in fiscal 2010. The restricted stock unit awards vest over a three-year period (assuming continued employment), with one-third (rounded down) of each such award vesting on each of January 1, 2011 and January 1, 2012, and the balance of each such award vesting on January 1, 2013, subject to the terms and conditions of the applicable restricted stock unit award agreement. Holders of restricted stock units do not have voting or dividend rights.
[4]	Amounts reflect the aggregate grant date fair value for performance share awards and restricted stock units granted during the fiscal year, calculated in accordance with FASB ASC Topic 718. The value ultimately realized by the executive upon the actual vesting of the award(s) may or may not be equal to this determined value. For a discussion of valuation assumptions, see Note L of the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended June 30, 2010.
[5]	Given an initial employment date of June 1, 2010, Mr. Desdin was not eligible to receive a non-equity incentive plan award for fiscal 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table reflects outstanding option awards classified as exercisable, unexercisable and unearned as of June 30, 2010 for each of the named executive officers. The table also reflects unvested restricted stock and unearned performance shares held by each of the named executive officers, assuming a market value of $16.60 per share, the closing price of the Company’s common stock on June 30, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) [1]	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) [2]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Charles W. Shaver	7,284	—	—	$28.00	3/13/2013	—	—	—	—
Ruth I. Dreessen	—	—	—	—	—	—	—	—	—
Miguel A. Desdin	—	—	—	—	—	—	—	6,568	$109,029
Russell T. Crockett Jr.	—	—		—	—	—	—	14,723	$244,402
Luis E. Batiz	—	—		—	—	9,775	$162,265	5,021	$83,348
Micheal Bloesch	8,125	—	—	$22.75	7/1/2011	8,135	$135,041	3,039	$50,447

Notes to Outstanding Equity Awards at Fiscal Year-End Table:

[1]	All such unvested restricted stock units vest over a three-year period (assuming continued employment), with one-third (rounded down) of each such award vesting on each of January 1, 2011 and January 1, 2012, and the balance vesting on January 1, 2013, subject to the terms and conditions of the applicable restricted stock unit award agreement.
[2]	The number of performance shares reported is based on achieving threshold performance goals. Shares underlying the performance share units may vest based on the Company’s return on invested capital as compared to the Company’s weighted average cost of capital over a three-year performance period ending December 31, 2012, with actual vesting ranging from 0% to 200% of the target award.

Option Exercises and Stock Vested in Fiscal 2010

The following table reflects certain information regarding the exercise of options and the vesting of stock awards by each of our named executive officers during the fiscal year ended June 30, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) [1]	Number of Shares Acquired on Vesting (#) [2]	Value Realized on Vesting ($) [1]
Charles W. Shaver	391,592	$1,069,046	108,559	$428,808
Ruth I. Dreessen	—	$—	19,726	$77,918
Miguel A. Desdin	—	$—	—	$—
Russell T. Crockett Jr.	—	$—	—	$—
Luis E. Batiz	—	$—	10,000	$39,500
Micheal Bloesch	39,872	$131,904	4,375	$17,281

Notes to Option Exercises and Stock Vested Table:

[1]	The value realized reflects the taxable value to the named executive officer as of the date of the option exercise or the vesting of restricted stock. The actual value ultimately realized by the named executive officer may be more or less than the value realized as calculated in the above table, depending on whether and when the named executive officer held or sold the stock associated with the exercise or vesting occurrence.
[2]	Shares acquired on vesting include shares of restricted stock for which restrictions lapsed during fiscal 2010. All of such shares vested on July 1, 2009, and the closing market price of our stock on that date was $3.95 per share.

Pension Benefits

There were no pension benefits provided to any named executive officers during the fiscal year ended June 30, 2010. There were no nonqualified defined contribution or other nonqualified deferred compensation plans provided to any named executive officers during the fiscal year ended June 30, 2010.

Potential Payments and Benefits Upon Termination or Change of Control

We have entered into certain agreements and maintain certain plans, as described below, that require us to provide specified payments and benefits upon termination of a named executive officer’s employment under various circumstances. Our severance benefits for named executive officers have historically been set forth in employment agreements, which are described in more detail under the caption “Employment Agreements.” On June 29, 2010, the Compensation Committee adopted the executive severance plan, effective as of July 1, 2010, providing for specified payments and benefits to plan participants upon termination of employment as a result of severance eligible events.

Former Employment Agreements

The former employment agreements with Messrs. Shaver, Crockett and Batiz were effective as of the end of the 2010 fiscal year, and the tables below reflect the amounts we would have been obligated to pay upon termination of each such individual’s employment as of the last day of the 2010 fiscal year. In light of the upcoming retirement of Mr. Shaver, the recent trend toward limiting employment agreements to a smaller group of officers, and the adoption of the Executive Severance Plan, the former employment agreement with Mr. Shaver has been amended on new terms, and the former employment agreements with Messrs. Crockett and Batiz have since expired.

The former employment agreements described the circumstances under which the executive’s employment could be terminated and specified the amounts we would be obligated to pay upon termination of the executive’s employment under such circumstances. Specifically, each of the former employment agreements provided that if the executive’s employment terminated involuntarily without cause, for good reason, or voluntarily within 90 days of a change of control (as defined in the former employment agreements), the executive would be entitled to receive 12 months’ base salary, as well as medical and dental coverage, life and disability insurance and retirement contributions during the 12-month period following termination of employment. In addition, Mr. Shaver’s former employment agreement entitled him to the same benefits should his employment terminate due to death or disability. In exchange for these benefits, the executive had agreed not to disclose our confidential information, not to compete with our business for 12 months (24 months for Mr. Shaver), not to solicit customers for 12 months (24 months for Mr. Shaver), and not to solicit employees for 12 months (24 months for Mr. Shaver) following termination.

Separation Agreement

In connection with Ms. Dreessen’s departure from the Company on May 31, 2010, and in recognition of her contributions to the Company during her employment, we entered into an agreement dated March 23, 2010 with Ms. Dreessen providing for the following post-employment payments, benefits and obligations:

•

salary continuation at the then-current $400,000 annual base salary rate through the first anniversary of the separation date, payable monthly, except that salary continuation payments will be withheld until (and withheld amounts paid in a lump sum immediately following) six months after separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”);

•	welfare benefit reimbursement of $1,726 per month through the first anniversary of the separation date, payable monthly, subject to the six-month payment delay described above;

•

a lump sum separation payment in the amount of $250,000, in consideration for and subject to Ms. Dreessen’s continued efforts during the transition period through the separation date and Ms. Dreessen’s timely execution of a release of claims against the Company and its affiliates, officers and directors, followed by the expiration of a seven-day waiting period with no revocation of such release;

•

restrictive covenants, including confidentiality and nondisclosure obligations in accordance with applicable law, non-compete obligations for a period of twelve months after the agreement date, non-solicitation obligations for a period of twelve months after the separation date, and customary cooperation and non-disparagement obligations; and

•	expiration of outstanding stock options held by Ms. Dreessen on the separation date or such earlier date set forth in applicable stock option agreements.

Amended Employment Agreement

Effective July 1, 2010, we amended our employment agreement with Mr. Shaver in connection with his upcoming retirement which provides for specific post-employment payments, benefits and obligations. The amended employment agreement extended the term of Mr. Shaver’s agreement through December 31, 2011 or such earlier date as we may specify. The amended employment agreement contemplates that Mr. Shaver will retire from all positions with us upon the expiration of this employment term.

Upon Mr. Shaver’s retirement, or upon an earlier termination of his employment by us without cause or termination by Mr. Shaver for good reason, Mr. Shaver will be entitled to (1) payment of accrued but unpaid base salary and accrued vacation, (2) continued payment of his base salary from the date of termination through December 31, 2012, subject to delay for compliance with Section 409A of the Internal Revenue Code, and (3) continued coverage in our medical and dental plans through December 31, 2012.

Prior to Mr. Shaver’s retirement, if Mr. Shaver’s employment terminates due to death or disability, or if Mr. Shaver terminates his employment within 90 days after a change of control (as defined in the amended employment agreement), Mr. Shaver will be entitled to (1) payment of accrued but unpaid base salary and accrued vacation, (2) continued payment of his base salary from the date of termination through the date that is 12 months after his termination of employment, subject to delay for compliance with Section 409A of the Internal Revenue Code, and (3) continued coverage in our benefit plans though the date that is 12 months after his termination.

In order to receive any of the payments and benefits under the amended employment agreement after Mr. Shaver’s retirement or other termination of employment, Mr. Shaver must sign a release of claims against us. After

Mr. Shaver’s retirement and until December 31, 2012, Mr. Shaver will be available to us on a limited basis to ensure a smooth succession to the new chief executive officer.

The amended employment agreement provides that Mr. Shaver will not compete with us, will not solicit our customers or divert our business opportunities, and will not solicit our employees. The non-competition and non-solicitation covenants apply during Mr. Shaver’s employment with us and until the later of December 31, 2012 or the last day of the 24th month after his termination. The amended employment agreement provides that Mr. Shaver will not, at any time during or after employment with us, disclose our confidential information. We and Mr. Shaver mutually agree not to disparage the other party.

New Employment Agreement

The new employment agreement with Mr. Desdin, who was hired as Senior Vice President and Chief Financial Officer on June 1, 2010, describes the circumstances under which Mr. Desdin’s employment may be terminated and specifies the amounts the Company would be obligated to pay upon termination of his employment under such circumstances. Specifically, if Mr. Desdin’s employment is terminated during the employment term by the Company without cause or by Mr. Desdin with good reason (in each case as defined in the new employment agreement), he will be entitled to receive severance compensation in an amount equal to 12 months’ base salary, as well as continued medical and dental insurance coverage benefits for a period of 12 months following termination of employment. If Mr. Desdin’s employment is terminated by the Company without cause or by Mr. Desdin with good reason within 90 days following a change of control (as defined in the new employment agreement), he will be entitled to receive severance compensation in an amount equal to 12 months’ base salary, as well as continued medical and dental insurance coverage benefits for a period of 12 months following termination of employment, except that the 12-month periods for base salary and insurance benefits will be 18 months if the change of control occurs on or before June 1, 2011. Mr. Desdin has agreed not to compete with the Company’s business, not to solicit customers and not to solicit employees during his employment and for a period of 12 months following termination of employment.

Equity Plans and Award Agreements

As permitted by the 2004 Stock Award Plan, the award agreements applicable to equity awards granted pursuant to the 2004 Stock Award Plan specifically provide for the vesting of all outstanding options upon a change of control, and for the lapse of all restrictions on restricted stock awards upon the occurrence of a change of control or upon termination of service due to death or disability.

As permitted by the 2009 Long-Term Incentive Plan, the award agreements applicable to restricted stock units and performance shares granted to key employees of the Company pursuant to the 2009 Long-Term Incentive Plan provide that unvested restricted stock units and unvested performance shares will be forfeited upon termination of employment, regardless of the circumstances of termination or of the proportion of the vesting or performance period that has elapsed, except as follows:

•	Upon death or disability of the grantee while employed by the Company, unvested restricted stock units will vest immediately;

•

Upon death or disability of the grantee while employed by the Company, unvested performance shares will vest, if the death or disability occurs after 50% of the performance period has expired, at the target rate as if the performance goal has been achieved, adjusted proportionately to reflect the portion of the performance period elapsed prior to the death or disability;

•

In the event of a change of control, to the extent the successor company does not assume or substitute for the restricted stock units on substantially the same terms and conditions, all such unvested restricted stock units shall vest immediately if the grantee is employed by the Company on the date of the occurrence of the change of control;

•

In the event of a change of control, to the extent the successor company does assume or substitute for the restricted stock units on substantially the same terms and conditions, and within 24 months thereafter, the grantee’s employment is terminated by the employer without cause (as defined in the award agreement) or by the grantee with good reason (as defined in the award agreement), all such unvested restricted stock units shall vest immediately;

•

Upon the occurrence of a change of control on or before December 31, 2010, performance awards will vest covering the target number of shares, adjusted proportionately to reflect the portion of the performance period elapsed prior to the change of control, and

•

Upon the occurrence of a change of control after December 31, 2010, performance awards will vest covering the number of shares earned based on the extent to which the performance goal has been achieved as of December 31 of the prior calendar year, adjusted proportionately to reflect the portion of the performance period elapsed prior to the change of control.

Executive Severance Plan

On June 29, 2010, the Compensation Committee of the Board adopted the TPC Group Inc. Executive Severance Plan, effective as of July 1, 2010, providing for specified payments and benefits to plan participants upon termination of employment as a result of severance eligible events. The participants in the plan are the executive officers and other key employees of the Company and its affiliates who (i) are not parties to individual employment agreements that provide for severance benefits, and (ii) are designated as participants by the Compensation Committee by written notice to such individual. The severance multiple and the change of control severance multiple for plan benefits is twelve months for individuals designated as Tier 1 participants and six months for individuals designated as Tier 2 participants. As of October 1, 2010, three individuals, including two named executive officers, had been designated as Tier 1 participants under the Executive Severance Plan.

The Executive Severance Plan provides for payments and benefits to participants as follows:

•

Termination by the participant without good reason (as defined in the plan), termination by the Company for cause (as defined in the plan), or termination for disability (as defined in the plan) or by reason of death – the participant is entitled to (i) base salary earned through the date of termination, (ii) incentive compensation earned but unpaid, provided the termination is not by the participant for any reason or by the Company for cause, and (iii) accrued but unpaid vacation (collectively the “Accrued Obligations”);

•

Termination by the Company without cause (as defined in the plan) or termination by the participant with good reason (as defined in the plan) not associated with a change of control – the participant is entitled to the Accrued Obligations, continuation of base salary for six or twelve months, as applicable, and at the Company’s option, either a lump sum payment equal to the cost of COBRA continuation under the Company’s medical and dental plans or continued participation in the Company’s medical and dental plans, in either case, for six or twelve months, as applicable; or

•

Termination by the Company without cause (as defined in the plan) or termination by the participant with good reason (as defined in the plan) immediately preceding or during the 12-month period following a change of control (as defined in the plan) – the participant is entitled to the Accrued Obligations, a lump sum payment in an amount equal to the participant’s base salary for six or twelve months, as applicable, and at the Company’s option, either a lump sum payment equal to the cost of COBRA continuation under the Company’s medical and dental plans or continued participation in the Company’s medical and dental plans, in either case, for six or twelve months, as applicable.

A participant is entitled to benefits and payments under the Executive Severance Plan (other than the Accrued Obligations) only upon the participant’s timely execution of a release and the participant’s compliance with confidentiality, non-competition, non-solicitation and non-disparagement obligations. Certain payments and benefits payable in connection with a change of control (as defined in the plan) are subject to reduction to the extent necessary to avoid triggering excise tax. Payments and benefits under the plan that constitute “deferred compensation” to a participant who is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code shall be accumulated through and paid six months following the termination date.

Summary

The tables below reflect the estimated potential payments we would have been required to make to each of our named executive officers under various scenarios involving termination of the named executive officer’s employment, including following a change of control. Except with respect to Ms. Dreessen, the amounts shown assume that the applicable termination event took place on June 30, 2010, the last business day of the fiscal year. With respect to Ms. Dreessen, the amounts shown reflect actual amounts associated with her departure effective May 31, 2010. The price per share used to calculate the value of the equity-based amounts in the tables below is the closing price of our common stock on June 30, 2010 of $16.60 per share. The actual amounts to be paid out can only be determined at the time of the officer’s separation from us. Currently no named executive officers are eligible for retirement.

Note that the 2009 Long-Term Incentive Plan does allow the Compensation Committee to accelerate the vesting of awards at its discretion for death, disability, retirement, voluntary termination for good reason, involuntary termination not-for-cause, voluntary termination and involuntary termination for cause. Also note that the 2009 Long-Term Incentive Plan provides a limitation on accelerated vesting and exercisability of unmatured awards to the extent necessary to avoid the imposition of Internal Revenue Code Section 4999 excise taxes, unless there are contrary provisions in the award agreement or in any other agreement we have with the named executive officer.

	Voluntary Termination / For Cause Termination	Involuntary Not for Cause Termination [1]	Termination for Good Reason [1]	Termination due to Change of Control [2]	Death [3]	Disability
Charles W. Shaver
Compensation:
Base Salary	$—	$650,000	$650,000	$650,000	$650,000	$650,000
Unvested and Accelerated Equity:
Restricted Stock Units (2009 Plan) [4]	—	—	—	—	—	—
Performance Shares (2009 Plan) [5]	—	—	—	—	—	—
Benefits and Perquisites:
401(k) matching and DCP Plan Payout	—	31,750	31,750	31,750	31,750	31,750
Health and Dental Coverage [6]	—	20,305	20,305	20,305	20,305	20,305
Life and Disability Insurance [7]	—	6,611	6,611	6,611	6,611	6,611
Life Insurance Proceeds	—	—	—	—	1,000,000	—
AD&D Insurance Proceeds	—	—	—	—	1,750,000	—
Disability Benefits - 1st Year		—	—	—	—	333,600

Total	$0	$708,666	$708,666	$708,666	$3,458,666	$1,042,266

	Voluntary Termination / For Cause Termination	Involuntary Not for Cause Termination [1]	Termination for Good Reason [1]	Termination due to Change of Control [2]	Death [3]	Disability
Ruth I. Dreessen
Compensation:
Base Salary	$—	$400,000	$—	$—	$—	$—
Unvested and Accelerated Equity:
Restricted Stock Units (2009 Plan) [4]	—	—	—	—	—	—
Performance Shares (2009 Plan) [5]	—	—	—	—	—	—
Benefits and Perquisites:
401(k) matching and DCP Plan Payout	—	—	—	—	—	—
Health and Dental Coverage [6]	—	20,712	—	—	—	—
Life and Disability Insurance [7]	—	—	—	—	—	—
Life Insurance Proceeds	—	—	—	—	—	—
AD&D Insurance Proceeds	—	—	—	—	—	—
Disability Benefits - 1st Year	—	—	—	—	—	—
Separation Payment	—	250,000	—	—	—	—

Total	$—	$670,712	$—	$—	$—	$—

	Voluntary Termination / For Cause Termination	Involuntary Not for Cause Termination [1]	Termination for Good Reason [1]	Termination due to Change of Control [2]	Death [3]	Disability
Miguel A. Desdin
Compensation:
Base Salary	$—	$375,000	$375,000	$562,500	$—	$—
Unvested and Accelerated Equity:
Restricted Stock Units (2009 Plan) [4]	—	—	—	—	—	—
Performance Shares (2009 Plan) [5]	—	—	—	36,340	—	—
Benefits and Perquisites:
401(k) matching and DCP Plan Payout	—	—	—	—	—	—
Health and Dental Coverage [6]	—	18,372	18,372	27,558	—	—
Life and Disability Insurance [7]	—	—	—	—	—	—
Life Insurance Proceeds	—	—	—	—	750,000	—
AD&D Insurance Proceeds	—	—	—	—	1,500,000	—
Disability Benefits - 1st Year		—	—	—	—	180,000

Total	$0	$393,372	$393,372	$626,398	$2,250,000	$180,000

	Voluntary Termination / For Cause Termination	Involuntary Not for Cause Termination [1]	Termination for Good Reason [1]	Termination due to Change of Control [2]	Death [3]	Disability
Russell T. Crockett Jr.
Compensation:
Base Salary	$—	$370,000	$370,000	$370,000	$—	$—
Unvested and Accelerated Equity:
Restricted Stock Units (2009 Plan) [4]	—	—	—	—	—	—
Performance Shares (2009 Plan) [5]	—	—	—	81,467	—	—
Benefits and Perquisites:
401(k) matching and DCP Plan Payout	—	23,350	23,350	23,350	—	—
Health and Dental Coverage [6]	—	20,305	20,305	20,305	—	—
Life and Disability Insurance [7]	—	2,022	2,022	2,022	—	—
Life Insurance Proceeds	—	—	—	—	740,000	—
AD&D Insurance Proceeds	—	—	—	—	1,490,000	—
Disability Benefits - 1st Year		—	—	—	—	180,000

Total	$0	$415,677	$415,677	$497,144	$2,230,000	$180,000

	Voluntary Termination / For Cause Termination	Involuntary Not for Cause Termination [1]	Termination for Good Reason [1]	Termination due to Change of Control [2]	Death [3]	Disability
Luis E. Batiz
Compensation:
Base Salary	$—	$310,000	$310,000	$310,000	$—	$—
Unvested and Accelerated Equity:
Restricted Stock Units (2009 Plan) [4]	—	—	—	162,265	162,265	162,265
Performance Shares (2009 Plan) [5]	—	—	—	27,780	—	—
Benefits and Perquisites:
401(k) matching and DCP Plan Payout	—	21,550	21,550	21,550	—	—
Health and Dental Coverage [6]	—	6,907	6,907	6,907	—	—
Life and Disability Insurance [7]	—	5,515	5,515	5,515	—	—
Life Insurance Proceeds	—	—	—	—	620,000	—
AD&D Insurance Proceeds	—	—	—	—	1,370,000	—
Disability Benefits - 1st Year		—	—	—	—	241,872

Total	$0	$343,972	$343,972	$534,017	$2,152,265	$404,137

	Voluntary Termination / For Cause Termination	Involuntary Not for Cause Termination [1]	Termination for Good Reason [1]	Termination due to Change of Control [2]	Death [3]	Disability
Micheal Bloesch
Compensation:
Base Salary	$—	$—	$—	$—	$—	$—
Unvested and Accelerated Equity:
Restricted Stock Units (2009 Plan) [4]	—	—	—	135,041	135,041	135,041
Performance Shares (2009 Plan) [5]	—	—	—	16,816	—	—
Benefits and Perquisites:
401(k) matching and DCP Plan Payout	—	—	—	—	—	—
Health and Dental Coverage [6]	—	—	—	—	—	—
Life and Disability Insurance [7]	—	—	—	—	—	—
Life Insurance Proceeds	—	—	—	—	516,000	—
AD&D Insurance Proceeds	—	—	—	—	1,266,000	—
Disability Benefits - 1st Year		—	—	—	—	192,300

Total	$0	$0	$0	$151,857	$1,917,041	$327,341

Notes to Potential Payments and Benefits Upon Termination Tables:

[1]	Amounts reflected under “Involuntary Not for Cause Termination” do not include involuntary terminations not for cause due to a Change of Control, and amounts reflected under “Termination for Good Reason” do not include voluntary terminations (such as voluntary terminations for good reason) associated with a Change of Control. Payments under a voluntary or involuntary termination due to a Change of Control are disclosed under the column “Terminations due to Change of Control.”
[2]	With respect to Messrs. Shaver, Crockett and Batiz, covered as of June 30, 2010 under the former employment agreements, amounts reflected under “Termination due to Change of Control” include both voluntary terminations occurring within 90 days of a Change of Control and involuntary terminations occurring as a result of a Change of Control. With respect only to Mr. Desdin, covered as of June 30, 2010 under a new employment agreement, amounts reflected under “Termination Due to Change of Control” include only involuntary termination without cause or voluntary termination with good reason, in each case within 90 days following a change of control (as defined in the new employment agreement).
[3]	If the death occurs as a result of an accident while on business travel, additional insurance proceeds are payable in the amount of $2,000,000 for Mr. Shaver; $0 for Ms. Dreessen; $1,875,000 for Mr. Desdin; $1,850,000 for Mr. Crockett; $1,550,000 for Mr. Batiz; and $1,290,000 for Mr. Bloesch.
[4]	Pursuant to the applicable award agreements, unvested restricted stock units granted pursuant to the 2009 Long-Term Incentive Plan vest immediately upon termination of service due to death or disability of the executive officer, or upon the occurrence of a change of control if the successor company does not assume or substitute for the restricted stock units on substantially the same terms and conditions. The tables above reflect accelerated vesting assuming no assumption or substitution of substantially equivalent restricted stock units upon a change of control.
[5]	Pursuant to the applicable award agreements, unvested performance share awards granted pursuant to the 2009 Long-Term Incentive Plan vest upon death or disability of the executive officer if the death or disability occurs after 50% of the performance period has expired, and upon the occurrence of a change of control on or before December 31, 2010, in each case at the target rate, adjusted proportionately to reflect the portion of the performance period elapsed prior to the death, disability or change of control, as applicable. The tables above reflect no accelerated vesting of performance share awards upon death or disability, as less than 50% of the performance period had expired as of the assumed June 30, 2010 death or disability. The tables above reflect accelerated vesting of one-sixth of the unvested performance share awards, representing the portion of the three-year performance period elapsed assuming a June 30, 2010 change of control termination.
[6]	The health and dental coverage benefits represent the approximate cost of continued payment of health care and dental care insurance premiums for one year following termination of employment.
[7]	The life, disability and other insurance benefits represent the approximate cost of continued payment of premiums for one year following termination of employment.

Terminology

For purposes of determining our rights and obligations and those of our executives, including Mr. Shaver, as of June 30, 2010 under the former employment agreements, the terms below were defined as follows:

•

Change of Control means (i) dissolution or liquidation of our Company; (ii) selling, leasing or exchanging all or substantially all of our assets to any other person or entity; or (iii) any person, other than certain persons who held, beneficially and of record, shares of voting stock of the Company on December 9, 2004, becoming a beneficial owner of more than 50% of the total voting power of the then-outstanding shares of our voting stock.

•

Cause for termination employment includes (i) conviction of a felony or a misdemeanor where imprisonment is imposed; (ii) misconduct or negligence in performance of duties; (iii) commission of acts that are dishonest or demonstrably injurious to our Company (monetarily or otherwise); (iv) failure to observe our policies or comply with applicable laws; (v) failure to comply with all lawful and ethical directions and instructions of our Chief Executive Officer or Board of Directors; (vi) failure to perform duties with us which results in a material adverse financial effect on us; (vii) breach of an executive’s representations and warranties in his or her employment agreement; or (viii) any conduct that prejudices our reputation in the fields of business in which we are engaged or with the investment community or the public at large.

•

Good Reason for termination of employment includes (i) a material adverse change in scope of responsibilities or authority (excluding any change due to death or disability); (ii) a reduction in total compensation, other than a reduction in bonus compensation due to targets not being achieved; (iii) a reduction in eligibility to participate in benefits plans (excluding Company-wide changes effective for all similarly situated executives); (iv) relocation of our executive offices more than 150 miles from the current location without the executive’s concurrence; (v) with respect to Mr. Batiz only, a reduction in eligibility to participate in the long-term incentive plan; or (vi) any material breach by us of the executive’s employment agreement that remains uncorrected for ten days following the executive’s notice of such breach to us.

For purposes of determining our rights and obligations and those of Mr. Shaver in the future under our amended employment agreement with Mr. Shaver, the terms below are defined as follows:

•

Cause for termination means Mr. Shaver’s (1) conviction of, or guilty or nolo contendere plea to, a felony or misdemeanor involving moral turpitude; (2) willful misconduct in the performance of his duties; (3) failure to observe our written policies that is dishonest or injurious to us; (4) willful failure to comply with lawful and ethical directions and instructions of our board of directors after notice and an opportunity to cure such failure; and (5) willful failure to perform his duties which results in a material adverse financial effect on us.

•

Good Reason for termination means (1) a material adverse change in the scope of Mr. Shaver’s responsibilities or authority; (2) a reduction in Mr. Shaver’s total compensation; (3) a reduction in Mr. Shaver’s eligibility for participation in our benefit plans but excluding company-wide reductions that are effective for our executives; (4) relocation of our executive offices more than 150 miles from the current location, without Mr. Shaver’s concurrence; or (5) any material breach by us of the terms of the amended employment agreement which remains uncorrected following written notice of such breach. The amended employment agreement specifies that good reason does not exist because of (1) our hiring of a successor Chief Executive Officer; (2) any change in Mr. Shaver’s duties, responsibilities or authority due to our hiring a successor Chief Executive Officer; or (3) our notice to Mr. Shaver of the impending termination of his employment.

For purposes of determining our rights and obligations and those of Mr. Desdin under our new employment agreement with Mr. Desdin, the terms below are defined as follows:

•

Change of Control means the date on which the earliest of the following events occurs: (i) any person (or group acting together) becomes the beneficial owner of 50% or more of our stock; (ii) during any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board as incumbent directors, or individuals approved by incumbent directors, cease to constitute at least a majority of the Board; (iii) our consummation of a merger, consolidation, or other reorganization with or into one or more entities, as a result of which outstanding securities with less than 50% of the voting power of the surviving or resulting entity are owned by stockholders of the Company immediately prior to such merger, consolidation or reorganization in substantially the same proportion as their ownership of the voting power of the Company’s outstanding securities immediately prior to such transaction; or (iv) our sale of assets having a total gross fair market value of at least 50% of all of our assets immediately prior to such sale.

•

Cause for termination of employment includes (i) conviction of a felony or a misdemeanor where imprisonment is imposed, or a guilty or nolo contendere plea thereto; (ii) misconduct or negligence in the performance of duties; (iii) the commission of acts that are dishonest or demonstrably injurious to us monetarily or otherwise; (iv) failure to observe written policies or comply with applicable laws; (v) failure to comply with lawful and ethical directions and instructions of our Board; (vi) failure to perform duties which results in a material adverse financial effect on us; (vii) breach of the representations and warranties in the new employment agreement; (viii) any conduct that prejudices our reputation in the fields of business in which we are engaged or with the investment community or the public at large.

•

Good Reason for termination of employment includes (i) a material adverse change in the scope of the executive’s responsibilities or authority, excluding any such change in connection with the executive’s death or disability or any such change due solely as a result of our common stock no longer being publicly traded on a national securities exchange; (ii) a reduction in the executive’s base salary and target percentage, other than a reduction in bonus compensation due to targets not being achieved, or an across-the-board reduction generally applicable to our executive employees; or (iii) a reduction in the aggregate in the executive’s eligibility for participation in our benefit plans, but excluding Company-wide reductions effective for all similarly situated executives; (iv) relocation of our executive offices more than 50 miles from the current location, without the executive’s concurrence; or (v) any material breach by us of the new employment agreement which remains uncorrected for ten days following written notice of such breach by the executive to us.

For purposes of determining our rights and obligations and those of the holders of equity-based awards granted pursuant to our 2009 Long-Term Incentive Plan, the term below is defined as follows:

•

Change of Control means the date on which the earliest of the following events occurs: (i) any person (or group acting together) becomes the beneficial owner of 50% or more of our stock; (ii) an election of directors not in accord with the recommendations of the majority of the directors who were in office before the pending election, where such election results in the replacement of at least a majority of the incumbent directors; (iii) our stockholders approve an agreement to merge, consolidate, or other reorganize with or into one or more entities, as a result of which outstanding securities with less than 50% of the fair market value of the surviving or resulting entity are, or are to be, owned by stockholders of the Company immediately prior to such merger, consolidation or reorganization; or (iv) our sale of assets having a total gross fair market value of at least 50% of all of our assets immediately prior to such sale.

For purposes of determining our rights and obligations and those of executives under our executive severance plan, the terms below are defined as follows:

•

Change of Control means the date on which the earliest of the following events occurs: (i) any person (or group acting together) becomes the beneficial owner of 50% or more of our stock; (ii) during any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board as incumbent directors, or individuals approved by incumbent directors, cease to constitute at least a majority of the Board; (iii) our consummation of a merger, consolidation, or other reorganization with or into one or more entities, as a result of which outstanding securities with less than 50% of the voting power of the surviving or resulting entity are owned by stockholders of the Company immediately prior to such merger, consolidation or reorganization in substantially the same proportion as their ownership of the voting power of the Company’s outstanding securities immediately prior to such transaction; or (iv) our sale of assets having a total gross fair market value of at least 50% of all of our assets immediately prior to such sale.

•

Cause for termination of employment includes (i) conviction of, or guilty or nolo contendere plea to, a felony or a misdemeanor involving moral turpitude; (ii) willful misconduct in the performance of duties; (iii) failure to observe written policies that is dishonest or demonstrably injurious to us monetarily or otherwise; (iv) willful failure to comply with lawful and ethical directions and instructions of our Board, which, if curable, has not been cured within five business days after written notice; or (v) willful failure to perform duties which results in a material adverse financial effect on us, provided that such failure, if curable, has not been cured within five business days after written notice.

•

Good Reason for termination of employment includes (i) a material adverse change in the scope of the executive’s responsibilities or authority, excluding any such change after a change of control solely as a result of our common stock no longer being publicly traded on a national securities exchange; (ii) a reduction in the executive’s annual base salary or target bonus percentage, other than an across-the-board reduction generally applicable to our executive employees; or (iii) a reduction in the aggregate in the executive’s eligibility for participation in our benefit plans, other than an across-the-board reduction generally applicable to our executives; (iv) relocation of our executive offices more than 50 miles from the current location; or (v) failure of any successor in a change of control to expressly assume the executive severance plan in writing within ten days after the occurrence of a change of control.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who own more than 10% of our outstanding common stock, to file initial reports of beneficial ownership and reports of changes in beneficial ownership (Forms 3, 4, and 5) of common stock with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all such forms that they file.

Based solely on review of the copies of such reports furnished to the Company, we believe that all Section 16(a) reports with respect to fiscal 2010 applicable to our officers, directors and greater than 10% beneficial owners, were timely filed in accordance with applicable Section 16(a) filing requirements, except that one timely report filed by Mr. Shaver reflected an improper calculation of shares withheld for withholding taxes and the report was corrected by amendment promptly upon discovery of the withholding calculation error.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification Agreements

We entered into indemnification agreements with certain of our directors. Pursuant to these agreements, we agree to provide customary indemnification to our officers and directors against expenses incurred by such persons in connection with their service as directors.

Related Person Transactions Policy

Our Board has adopted a policy regarding related person transactions. See “Corporate Governance — Policies and Procedures for Approval of Related Person Transactions” above. There were no such contracts or transactions required to be considered by the Nominating and Governance Committee during fiscal 2010.

Investment Agreement

In connection with our emergence from Chapter 11 bankruptcy in 2004, we adopted organizational documents and entered into an investment agreement that granted certain rights to two of our large stockholders, Castlerigg and RCG. As a result, for so long as these stockholders collectively hold at least 10% of our outstanding stock, we may not, among other things, increase the number of shares of stock we are authorized to issue, issue preferred stock, adopt takeover protections such as a stockholders rights plan or a classified board, or adopt provisions in our organizational documents that could make an acquisition of our company more onerous or costly, in each case without each of Castlerigg’s and RCG’s consent. As of September 29, 2010, Castlerigg beneficially owned approximately 10.7% of the outstanding stock of TPC Group Inc. and, as of April 8, 2010, an affiliate of RCG beneficially owned approximately 8.1% of such outstanding stock.

Our organizational documents and the investment agreement allow Castlerigg and RCG to exercise their consent rights in their sole discretion and in their self interest. If either of these stockholders were to elect to withhold their consent with respect to a potential transaction or other initiative, we might be prevented from effecting that transaction or initiative even if our Board or a majority of our stockholders determine that doing so would benefit us or our stockholders.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of Messrs. Marchese (Chairman), Cacioppo and Ducey, all of whom are independent directors as defined in the qualification rules and listing standards of The Nasdaq Stock Market. The Audit Committee’s general role is to assist the Board of Directors in overseeing the Company’s financial reporting process and related matters. Management has the responsibility for the preparation of the Company’s consolidated financial statements, and the independent registered public accountants have the responsibility for the audit of those statements.

The Audit Committee has reviewed and discussed with the Company’s management and Grant Thornton LLP, the Company’s independent registered public accountants, the audited consolidated financial statements of the Company as of and for the fiscal year ended June 30, 2010. The Audit Committee also discussed with the Company’s independent registered public accountants the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees.”

The Audit Committee also received written disclosures from the independent registered public accountants required by Public Company Accounting Oversight Board Rule 3526 regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee (i) discussed with Grant Thornton any relationships that may impact their objectivity and independence, and (ii) satisfied itself as to the independent registered public accountants’ independence. The Audit Committee has also considered whether the provision of non-audit services that might be provided to the Company by Grant Thornton in the future is compatible with maintaining their independence.

Based on the review and discussions with management and the independent registered public accountants noted above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended June 30, 2010 be approved and included in the Company’s annual report on Form 10-K for filing with the SEC. The Audit Committee also recommended the appointment of Grant Thornton as the independent registered public accountants of the Company for the transition period ending December 31, 2010, and the Board concurred with such recommendation.

THE AUDIT COMMITTEE

Richard B. Marchese, Chairman James A. Cacioppo Michael E. Ducey

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”) as our independent registered public accountants to audit our financial statements for the transition period ending December 31, 2010. Stockholder ratification of the selection of Grant Thornton as the Company’s independent registered public accountants for the 2010 transition period is not required by our organizational documents, state law or otherwise. As a matter of good corporate governance, the Audit Committee has determined to submit its selection of Grant Thornton to stockholders for ratification.

At the Annual Meeting, the stockholders will be asked to consider and act upon a proposal to ratify the appointment of Grant Thornton. Ratification of such appointment requires the affirmative vote of a majority of the stock present in person or by proxy at the Annual Meeting and entitled to vote. Abstentions will have the same effect as votes cast “against” the proposal. Representatives of Grant Thornton will be present at the Annual Meeting, will be given an opportunity to make a statement (if they desire to do so), and will be available to respond to appropriate questions.

Even if the selection of Grant Thornton is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent registered public accountants at any time during the 2010 transition period if it determines that such a change would be in our best interests and the best interests of our stockholders. If the stockholders fail to ratify the appointment, the Audit Committee may, but is not obligated to, reconsider its selection of Grant Thornton as our independent registered public accountants.

The Board unanimously recommends a vote FOR the proposal to ratify the appointment of Grant Thornton.

Principal Accountant Fees and Services

Our Audit Committee pre-approves all auditing and permitted non-audit services to be performed for us by our independent auditor, including the fees and terms of those services. The Audit Committee approved all such services for fiscal 2010.

The following table presents fees for professional audit services rendered by Grant Thornton LLP for the audit of our financial statements for the fiscal 2010 and 2009, and fees billed for other services rendered by Grant Thornton during those periods.

	2010	2009
Audit fees	$558,316	$436,727
Audit-related fees	—	—
Tax fees	—	—
All other fees

Total	$558,316	$436,727

Audit fees are primarily for professional services rendered for the audit of our annual consolidated financial statements, the reviews of our interim consolidated financial statements, services that are normally provided in connection with our filings with the SEC, and the review and audit of the application of new accounting pronouncements and accounting for unusual transactions.

Audit-related fees would typically consist of fees for audits of our benefit plans, other audits, consents, comfort letters and certain financial accounting consultation, assurance and related services considered reasonably related to the performance of the audit or review of our financial statements that would not be disclosed as audit fees above.

Tax fees are primarily for professional services rendered to us for tax compliance, tax advice and tax planning services. No tax fees were incurred during the periods indicated for professional services rendered by Grant Thornton in the fiscal years ended June 30, 2010 and 2009, respectively.

Other fees are primarily for other professional services performed, including regulatory and compliance services and certain other advisory services or projects for the Company, but do not include any fees for financial information systems design and implementation.

Audit Committee Pre-Approval Policy

All audit and non-audit services to be performed by the independent auditor must be pre-approved by the Audit Committee or entered into pursuant to the pre-approval policies and procedures established by the Audit Committee. Pre-approval of non-audit services is not required if the aggregate amount of all non-audit services does not exceed 5% of the total amount paid by the Company to the auditor during the fiscal year, the services were not recognized by the Company at the time of the engagement to be non-audit services, and the services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee prior to completion of the audit. The Audit Committee may delegate the pre-approval function to one or more members of the Audit Committee, whose decisions shall be presented to the Audit Committee.

OTHER MATTERS

The Board does not intend to bring any other matter before the Annual Meeting and does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matter does properly come before the Annual Meeting or any adjournment thereof, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the Annual Meeting. Regardless of whether you plan to attend the Annual Meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope, or vote by Internet or telephone, promptly.

By order of the Board of Directors,

Christopher A. Artzer Corporate Secretary

TPC GROUP INC. 5151 SAN FELIPE SUITE 800 HOUSTON, TX 77056

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			0	0	0
1. Election of Directors
Nominees
01 James A. Cacioppo	02	Michael E. Ducey	03 Kenneth E. Glassman 04 Richard B. Marchese 05 Jeffrey M. Nodland
06 Charles W. Shaver	07	Jeffrey A. Strong
The Board of Directors recommends that you vote FOR the following proposal:
							For	Against	Abstain
2. Proposal to ratify the appointment of Grant Thornton LLP as independent registered public accountants for the six-month transition period ending December 31, 2010							0	0	0
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

TPC GROUP INC. Annual Meeting of Stockholders December 2, 2010 This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) (Charles W. Shaver) and (Christopher A. Artzer), or either of them, as proxies, each with the power to appoint a substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common) stock of TPC GROUP INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 1:30 PM, EST on December 2, 2010, at the Omni Berkshire Place Hotel, located at 21 East 52nd Street at Madison Avenue, New York, New York, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side